UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.     )

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Jabil Inc.

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Notice of Annual Meeting of Shareholders

DATE & TIME	VOTING INFORMATION
Thursday, January 20, 2022, 10:00 a.m. ET	Every Vote is Important

Please vote as soon as possible by any of the following methods:
ACCESS THE ANNUAL MEETING
Stockholders may participate in the completely virtual annual meeting by logging in at www.virtualshareholdermeeting.com/JBL2022.	Vote online before the meeting by going to: www.proxyvote.com

RECORD DATE Stockholders of record at the close of business on November 30, 2021, are entitled to attend and vote at the annual meeting.	(800) 690-6903 (24/7)
If you received a paper copy of the proxy form by mail, you can mark, sign, date and return the proxy form in the enclosed, postage-paid envelope.
MATERIALS These proxy materials and our annual report were first sent or made available to shareholders on December 10, 2021.
Vote online during the meeting by going to: www.virtualshareholdermeeting.com/JBL2022

Items of Business

Stockholders are being asked to vote on the agenda items described below and to consider any other business properly brought before the 2021 annual meeting.

	Voting Proposals	Board Recommendation

1	Elect nine directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified	FOR EACH DIRECTOR

2	Ratify the appointment of Ernst & Young LLP as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2022	FOR

3	Approve (on an advisory basis) Jabil’s executive compensation	FOR

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 20, 2022: The Notice of Meeting, Proxy Statement, Annual Report to Stockholders and the means to vote online are available at jabil.com/investors and www.proxyvote.com.

In light of the ongoing COVID-19 pandemic, for the safety of our stockholders, employees and other attendees, we have determined that the 2021 annual meeting will be held in a virtual meeting format only via the internet. There will be no physical location for stockholders to attend. Stockholders will be able to participate in the virtual annual meeting, vote and submit questions from any location via the internet by logging in at ww.virtualshareholdermeeting.com/SO2021 and entering the 16-digit control number on the proxy card, voting instruction form or Notice of Internet Availability previously received. Stockholders who do not receive a 16-digit control number should consult their voting instruction form or Notice of Internet Availability and may need to obtain a legal proxy in advance of the virtual annual meeting in order to participate.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all information you should consider. Please read the entire Proxy Statement carefully before voting.

The enclosed proxy is solicited on behalf of Jabil Inc., a Delaware corporation (references to “Jabil,” “Company,” “we,” “our,” or “us” mean Jabil Inc. together with its subsidiaries), for use at the Annual Meeting of Stockholders.

Our Company Overview

Jabil is a leading provider of worldwide manufacturing services and solutions provider that provides comprehensive electronics design, production and product management services to companies in various industries and end markets.

Our Fiscal Year

Jabil’s fiscal year begins on September 1 and ends on August 31. Our 2021 fiscal year began September 1, 2020 and ended on August 31, 2021. Similarly, our 2022 fiscal year began on September 1, 2021 and will end on August 31, 2022.

Key 2021 Performance Results

•	Net revenue: $29.3 billion

•	U.S. GAAP operating income: $1.1 billion

•	U.S. GAAP diluted earnings per share: $4.58

•	Core operating income (Non-GAAP)*: $1.2 billion

•	Diluted core earnings per share (Non-GAAP)*: $5.61

•	Net cash provided by operating activities: $1.4 billion

•	Adjusted Free Cash Flow (Non-GAAP)*: $640 million

*A reconciliation for each of these measures can be found in our Form 10-K for the period ended

August 31, 2021 under “MD&A-Non-GAAP (Core) Financial Measures.”

Impact of COVID-19

The COVID-19 pandemic, which began to impact us in January 2020, has continued to affect our business and the businesses of our customers and suppliers. Travel and business operation restrictions arising from virus containment efforts of governments around the world have continued to impact our operations in Asia, Europe and the Americas. Essential activity exceptions from these restrictions allowed us to continue to operate but virus containment efforts have resulted in additional direct costs.

The impact on our suppliers has led to supply chain constraints, including difficulty sourcing materials necessary to fulfill customer production requirements and challenges in transporting completed products to our end customers.

During fiscal year 2020, we implemented efforts across the organization to enhance our financial position, increase liquidity and reduce costs. As we reported last year, in May 2020, our Chief Executive Officer, Chief Financial Officer and other executive vice presidents reduced their base salaries by 25% beginning June 1, 2020 through November 30, 2020 and declined any bonus payout that would otherwise have been due to them under Jabil’s Fiscal Year 2020 short-term incentive program. Members of Jabil’s Board of Directors also reduced by 25% their annual cash retainers that would otherwise be payable during the period from June 1, 2020 through November 30, 2020. As a result of our August 31 fiscal year end, these salary and retainer reductions also impacted pay in the 2021 fiscal year.

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Corporate Governance Highlights

Board Structure and Independence

During the 2021 fiscal year, separation of Chairman and CEO roles
Annual election for directors with majority voting standard
During the 2021 fiscal year, non – Management Chairman and Lead Independent Director
Over 85% of directors and all Audit, Nominating & Corporate Governance and Compensation committee members are independent
Diverse and highly skilled Board that provides a range of viewpoints
Independent directors meet without management
Board education and orientation program

Board Oversight

Oversees the Company’s annual business plan, corporate strategy, succession planning and risk management
Innovative Cybersecurity Committee
Monitors the Company’s culture, Code of Conduct and values
Director access to experts and advisors, both internal and external

Sound Corporate Governance Practices

Board and committee members with a range of tenures
Annual Board and committee performance evaluations
Share ownership requirements for senior executives and directors
Director orientation and continuing education

For a detailed discussion of our corporate governance, please see “Corporate Governance” beginning on page 6.

Board of Directors

Board Leadership

During 2021, Mr. Main served as Chairman, which allowed our CEO to focus his time and energy on operating and managing Jabil while leveraging the Chairman’s experience and perspectives. Our Vice Chairman oversaw executive sessions. Beginning November 1, 2021, upon Mr. Main’s retirement, our CEO has been appointed Chairman of the Board. In this role, Mr. Mondello will leverage his deep knowledge of the Company and its industry to lead the Board. Also beginning November 1, 2021, Mr. Raymund has assumed the role of Lead Independent Director. In that role, Mr. Raymund will preside at meetings of the Board when Mr. Mondello is not present, including executive sessions of the independent directors and has authority to call executive session of the independent directors. Mr. Raymund may also act as a liaison between the Chairman and the Independent Directors.

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Our Director Nominees

Our Board recommends that you vote FOR each of the director nominees named below for terms that expire at the Annual Meeting held in 2022. The following table provides summary information about each nominee, and you can find additional information under “Proposal 1, Election of Director Nominees” on page 15.

Name Occupation	Age	Director Since	Independent	Committee Memberships				No. of Other Public Boards
				AC	CC	CSC	N&CGC

Anousheh Ansari CEO, XPRIZE	55	2016	✓		✓	C

Martha F. Brooks Former President & COO, Novelis Inc.	62	2011	✓				✓	2

Christopher S. Holland Former SVP & CFO, C. R. Bard, Inc.	55	2018	✓	C		✓		1

Mark T. Mondello CEO & Chairman, Jabil Inc.	57	2013

John C. Plant Co-CEO, Chairman, Howmet Aerospace Inc.	68	2016	✓	✓				2

Steven A. Raymund Retired Chairman & CEO, Tech Data Corporation Lead Independent Director, Jabil inc.	66	1996	✓		✓		C	1

Thomas A. Sansone Vice Chairman and Retired President, Jabil Inc.	72	1983	✓	✓

David M. Stout Retired President, Pharmaceuticals, GlaxoSmithKline	67	2009	✓			✓	✓

Kathleen A. Walters Retired EVP & Group President, Georgia-Pacific	70	2019	✓		C

C	Member Chair	Financial Expert	AC Audit Committee CC Compensation Committee CSC Cybersecurity Committee N&CGC Nominating & Corporate Governance Committee

Director Nominee Highlights

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Compensation Program Highlights for FY2021

Executive Compensation Philosophy

Jabil’s compensation philosophy is aligned with our business strategy and is designed to attract and retain employees, focus on achievement of short-term and long-term business results, consider individual performance and align with the short and long-term interests of stockholders.

Compensation Best Practices

Strong emphasis on performance-based compensation	No re-pricing of underwater stock options No change in control excise tax gross-ups No employment or severance benefit agreements No perquisites
Mix of short-term and long-term incentives and performance metrics
Mitigation of risk
Annual review of Compensation Peer Group
Clawback policy

Independent Compensation Committee advised by independent compensation consultant

Meaningful share ownership requirements for senior officers

Jabil Environmental, Social & Governance Highlights

At Jabil, sustainability is the integration of environmental health, social equity, governance and economic growth to create thriving, healthy, diverse and resilient business operations for our employees and the communities in which we live and work.

ESG Material Issue Analysis

In early 2021, we conducted a stakeholder engagement study to better understand the social and environmental challenges our employees, customers, suppliers and other stakeholders care about most, and are working to align our 5-year ESG strategy accordingly.

Enterprise Pillars and Focus Areas

We established enterprise-wide goals aligned to our three sustainability pillars:

•	Our People and Communities – focusing on the health and wellbeing of our people and the communities in which we operate

•	Our Operations and Resources – operating and managing resources in our sites efficiently

•	Our Innovative Solutions – delivering sustainable innovations throughout a product’s lifecycle

Focus Areas

Within the pillars, we’ve identified eight focus areas based on the outcomes of the engagement study results, all of which are aligned with the UN Sustainable Development Goals:

•	Diversity, equity and inclusion

•	Employee health and well being

•	Human rights and communities

•	Climate action

•	Healthy environment and safe operations

•	Resource efficiency

•	Circular economy

•	Cybersecurity

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Environmental Focus Summary

•

Climate Action: Jabil has reduced its greenhouse gas emissions substantially since 2015 and is committed to continuing to reduce the environmental footprint of its operations and executing its climate action plan. Jabil is also investing in an enterprise -wide software solution to digitize energy and sustainability data collection.

•

Water Management: Water is a vital component of our manufacturing process, and every Jabil site makes an effort to minimize water usage in our processes. Jabil has revised its internal water management procedures, performed an updated analysis of water stress for all its factories, and set goals for water conservation plans.

•	Waste Stewardship: All Jabil sites are engaged in waste reduction and recycling efforts and working towards minimizing wastes sent to landfill.

Social Focus Summary

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Enablement: In 2020, we launched Jabil Enables, an enterprise-wide program dedicated to employees with disabilities. Jabil is setting a goal to substantially increase the number of programs at sites relating to persons with disabilities.

•

Well-being: Jabil is working to enhance the well-being program available to employees and aims to make mental health resources and information more accessible. While maintaining focus on employee health and safety, Jabil is escalating its attention to other factors that contribute to employee wellbeing, such as mental health awareness and stress reduction, and setting goals to help address them. Jabil has announced that beginning in 2022, all full-time employees will be offered two additional days of paid time off for mental health and wellbeing.

•

Local Communities: One of the values that differentiates Jabil is the positive impact we have on our customers, our communities and the environment. Jabil employees volunteer in innumerable programs globally to benefit local communities. To elevate this effort, Jabil has announced that beginning in 2022, employees will be offered an additional paid time off day to participate in community service.

•

Diversity, Equity, and Inclusion: In 2020, Jabil formed an employee-based diversity council to help direct our diversity initiatives. As part of Jabil’s focus on DEI, a new US corporate 2022 calendar will provide more options for employees to celebrate their values.

Sustainability Council

In May 2021, we formed our first formal Enterprise Sustainability Council to advise and collaborate on sustainable business strategies to provide pathways to responsible, stable, profitable, and long-term economic growth. The membership is a cross functional team of company leaders that help ensure the integration of business and sustainability priorities across the company.

Sustainability-Linked Financing

In April 2021, we amended our senior credit facility to, among other things, institute sustainability-linked adjustments to the interest rates applicable to borrowings under the Credit Facility.

St. Petersburg, FL Campus Redevelopment

We have incorporated numerous sustainability initiatives into our campus buildout and are pursuing opportunities to achieve carbon neutrality at our headquarters.

Other Actions

•	Jabil is a founding member of the Responsible Business Alliance and a signatory to the Ellen MacArthur Foundation’s New Plastics Economy Global Commitment.

•	In 2021, Jabil was named to Forbes 3rd annual list of America’s Best in State Employers.

•	In 2021, Jabil was a Finalist PR News CSR & Diversity Awards – Best CSR Event- Day of Service with the Tampa Bay Buccaneers.

•	Jabil has been recognized as a “Best Place to Work for Disability Inclusion” by Disability:IN after receiving a score of 100 on the 2021.

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CORPORATE GOVERNANCE

Our Board of Directors believes that effective corporate governance creates the foundation that allows Jabil to pursue its mission. Corporate governance at Jabil is designed to promote the long-term interests of our shareholders, maintain internal checks and balances, strengthen management accountability, inspire public trust, and foster responsible decision making and accountability.

Board Leadership Structure

The Board of Directors does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-management directors. The Board believes that it should have the flexibility to make these determinations in the way that best provides appropriate leadership for Jabil. The Board has determined, however, that when the Chairman is not an independent director, there should also be a lead independent director, who is appointed by the independent directors to serve for a period of at least one year, and whose responsibilities include, among other things: (a) presiding at meetings of the board at which the Chairman is not present, including executive sessions of the non-management directors; (b) upon request, serving as liaison between the Chairman and the independent directors; and (c) if requested by management, being available for consultation and communication with major stockholders. The lead independent director also has the authority to call executive sessions of the independent directors. During 2021, Mr. Main served as Chairman, which allowed our CEO to focus his time and energy on operating and managing Jabil while leveraging the Chairman’s experience and perspectives. Our Vice Chairman oversaw executive sessions. Beginning November 1, 2021, upon Mr. Main’s retirement, our CEO has been appointed Chairman of the Board. In this role, Mr. Mondello will leverage his deep knowledge of the Company and its industry to lead the Board. Also beginning November 1, 2021, Mr. Raymund has assumed the role of Lead Independent Director.

Board of Directors Meetings during Fiscal Year 2021

The Board of Directors held a total of seven meetings during fiscal year 2021. Each member of the Board attended or participated in at least 82% or more of the aggregate of (i) the total number of meetings of the Board held during fiscal year 2021 and (ii) the total number of meetings held by each committee of the Board on which such director served during fiscal year 2021. The Chairman of the Board presides over all meetings of the Board.

Board Committees

Audit Committee

  11 Meetings in 2021

Members

During FY21:

Anousheh Ansari

Christopher Holland

Steven Raymund (Chair)

Kathleen Walters

Beginning

November 1, 2021:

Christopher Holland (Chair)

John Plant

Thomas Sansone

Independence

All committee members are independent.

Role and Responsibilities:

●   Assists the Board in fulfilling its oversight responsibilities with respect to:

○   the integrity of Jabil’s financial statements,

○   Jabil’s compliance with legal and regulatory requirements,

○   the qualifications and independence of Jabil’s independent auditor, and

○   the performance of Jabil’s independent auditor and internal audit function;

●   Selects, appoints, retains, compensates, oversees the work of, evaluates and, when appropriate, replaces Jabil’s independent auditor;

●   Reviews in advance and grants any appropriate preapprovals of all audit and non-audit services to be provided by Jabil’s independent auditor; and

●   To the extent the Audit Committee deems necessary or appropriate, it shall, among other things:

○   review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, and review and discuss proposed earnings press releases,

○   review and discuss with management and the independent auditor the Company’s internal controls report,

○   review with the independent auditor any audit problems or difficulties, and

○   discuss guidelines and policies to govern the process by which risk assessment and risk management is undertaken.

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The current charter of the Audit Committee was adopted on October 15, 2020 and is available in the Investors — Governance section of Jabil’s website (www.jabil.com). The Committee annually reviews and assesses the adequacy of its charter.

All members of the Audit Committee are audit committee financial experts within the meaning of the Securities and Exchange Commission (the “SEC”) regulations and rules of the New York Stock Exchange (the “NYSE”).

Compensation Committee

  5 Meetings in 2021

Members

During FY21:

Martha Brooks

John Plant

David Stout (Chair)

Beginning

November 1, 2021:

Kathleen Walters (Chair)

Anousheh Ansari

Steven Raymund

Independence

All committee members are independent.

Role and Responsibilities

●   Assists the Board in discharging its oversight responsibilities relating to the compensation of Jabil’s executive officers;

●   Reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives, and sets the compensation level of the Chief Executive Officer based on this evaluation and other factors considered by the committee;

●   Reviews and approves the annual base salaries and incentive compensation of other officers;

●   Makes recommendations to the Board of Directors for the adoption or modification of equity-based and incentive compensation plans; and

●  Determines stock ownership guidelines for the CEO and other executive officers of the Company and reviews compliance with such guidelines.

The current charter of the Compensation Committee was adopted on October 15, 2020 and is available in the Investors — Governance section of Jabil’s website (www.jabil.com). The Committee annually reviews and assesses the adequacy of its charter.

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Nominating & Corporate Governance Committee

  4 Meetings in 2021

Members

During FY21:

Martha Brooks

Thomas Sansone (Chair)

David Stout

Beginning

November 1, 2021:

Steve Raymund (Chair)

Martha Brooks

David Stout

Independence

All committee members are independent.

Role and Responsibilities

Assists the Board of Directors in fulfilling its oversight responsibilities by, among other things:

●   Identifying and recruiting individuals qualified to become members of the Board of Directors and recommending that the Board of Directors select the director nominees for the next annual meeting of the stockholders of the Company, and

●   Developing and recommending to the Board of Directors a set of corporate governance guidelines and annually review these guidelines and recommend changes, as appropriate;

●   Reviews and reports on possible Board candidates consistent with the Board’s criteria for selecting new directors;

●   Annually recommends a slate of nominees to the Board of Directors with respect to nominations for the Board at the annual meeting of stockholders, and director candidates to be elected by the Board to fill vacancies and newly created directorships;

●   Establishes Board compensation and annually review the form and amount of such compensation;

●   Recommends to the Board of Directors (1) director independence and committee member qualifications, (2) committee member appointments and removals and (3) committee structure and operations;

●   Provides oversight of the annual evaluation of the Board;

●   Reviews emerging corporate governance issues and practices;

●   Oversees new director orientation and ongoing education for directors; and

●   Oversees the Company’s programs relating to environment, social, and governance matters except to the extent reserved for the full board or another committee.

The current charter of the Nominating and Corporate Governance Committee was adopted on October 21, 2021 and is available in the Investors — Governance section of Jabil’s website (www.jabil.com). The Committee annually reviews and assesses the adequacy of its charter.

Cybersecurity Committee

  4 Meetings in 2021

Members

During FY21:

Anousheh Ansari (Chair)

Christopher Holland

Tim Main

Beginning

November 1, 2021:

Anousheh Ansari (Chair)

Christopher Holland

David Stout

Independence

A majority of the committee members are independent.

Role and Responsibilities

●   Assists the Board in fulfilling its oversight responsibilities with regard to Jabil’s cybersecurity programs and risks, including:

○   overseeing the cybersecurity practices, procedures and controls management uses to identify, assess and manage Jabil’s key cybersecurity programs and risks;

○   ensuring the protection of the confidential intellectual property, information and data of Jabil and its customers; and

○   ensuring compliance with applicable data protection laws and regulations.

●   In performing its oversight responsibilities, the Committee may review with management and the Board, and actively advise them regarding, the following:

○   management’s implementation of cybersecurity programs, policies and procedures;

○   effectiveness of Jabil’s cybersecurity programs and its practices for identifying, assessing and mitigating cybersecurity risks across all business functions;

○   controls to prevent, detect and respond to cyber-attacks or information or data breaches involving Jabil; and

○   cyber crisis preparedness, incident response plans, and disaster recovery capabilities.

The current charter of the Cybersecurity Committee was adopted on July 18, 2019 and is available in the Investors — Governance section of Jabil’s website (www.jabil.com). The Committee annually reviews and assesses the adequacy of its charter.

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Executive Sessions

Our independent directors (as determined under the listing standards of the NYSE) meet at least once annually in executive session without management present. In 2021, Mr. Sansone, our Vice Chairman, presided at such meetings. Effective November 1, 2021, Mr. Raymund has assumed the role of Lead Independent Director. In that role, Mr. Raymund will preside at executive sessions of the independent directors. See “Communication with the Board of Directors” for the method for interested parties to make their concerns known to an independent director, or to the independent directors as a group.

Our Director Nominations Process

One of the tasks of the Nominating and Corporate Governance Committee is to identify and recruit candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee is responsible for providing a list of director nominees to the Board for nomination at each annual meeting of stockholders. The Nominating and Corporate Governance Committee will consider nominees for Board membership suggested by its members and other Board members, as well as nominees identified by management and stockholders. The Nominating and Corporate Governance Committee may at its discretion retain a third-party executive search firm to identify potential nominees. Jabil’s Chief Executive Officer is included, on a non-voting basis, in the process of identifying candidates. A prospective nominee will be evaluated against the characteristics and competencies set out in Jabil’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will take into account many factors in evaluating a prospective nominee, including, among other things, having integrity and being accountable, being able to exercise informed judgment, being financially literate, having mature confidence, having high performance standards, and bringing passion and creativity to their role, as well as contributing to the Board’s core competencies and the Board’s diversity of backgrounds, experiences, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits.

Director Recommendations by Shareholders

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. While the Nominating and Corporate Governance Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Nominating and Corporate Governance Committee will consider the size and duration of a recommending stockholder’s ownership interest in Jabil.

All stockholder director nominee recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee in care of Jabil’s Corporate Secretary at Jabil’s corporate headquarters, at 10800 Roosevelt Boulevard North, St. Petersburg, Florida 33716. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. If a recommendation is submitted by a group of two or more stockholders, the information described below regarding recommending stockholders must be submitted with respect to each stockholder in the group. Acceptance of a recommendation from one or more stockholders for consideration by the Nominating and Corporate Governance Committee does not imply that the Nominating and Corporate Governance Committee will nominate the recommended candidate. In addition to proposing nominees for consideration to the Nominating and Corporate Governance Committee, stockholders may also directly propose nominees for consideration at an annual meeting of stockholders. The requirements and procedures to be followed by stockholders for directly nominating directors are discussed under “Deadline for Receipt of Stockholder Proposals.”

A director nominee recommendation must be accompanied by the following information concerning each recommending stockholder:

•	the name and address, including telephone number, of the recommending stockholder;

•	the number of Jabil’s shares owned by the recommending stockholder and the time period for which such shares have been held;

•

if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held (alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

•

a statement from the recommending stockholder as to whether the recommending stockholder has a good faith intention to continue to hold the reported shares through the date of Jabil’s next annual meeting of stockholders.

A director nominee recommendation must be accompanied by the following information concerning the proposed nominee:

•

the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five-year business experience of the

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proposed nominee, as well as information regarding certain types of legal proceedings within the past ten years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of Jabil);

•

the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between Jabil and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with Jabil);

•

a description of the relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;

•

a description of all relationships between the proposed nominee and any of Jabil’s competitors, customers, suppliers, labor unions or other persons with special interests regarding Jabil known to the recommending stockholder or director in Jabil’s filings with the SEC;

•

a statement supporting the recommending stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for nominees or directors from time to time, including those that may be set forth in Jabil’s Corporate Governance Guidelines, and briefly describing the contributions that the nominee would be expected to make to the Board of Directors and to the governance of Jabil;

•

a statement as to whether, in the view of the recommending stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Jabil; and

•

the consent of the proposed nominee to be interviewed by the Nominating and Corporate Governance Committee, if the Nominating and Corporate Governance Committee chooses to do so in its sole discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of Jabil.

Board Diversity

The Board of Directors and the Nominating and Corporate Governance Committee consider diversity in the selection of nominees, utilizing a broad meaning of the term to include a nominee’s background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals to advance our long-term business interests. Diversity is noted to be a factor for consideration of nominees for director in our Corporate Governance Guidelines.

Determinations of Director Independence

The Board of Directors periodically undertakes a review of director independence. For a director to be considered independent, the Board must determine that the director does not have a material relationship with Jabil and is otherwise independent under the listing standards of the NYSE. The Board considers all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. As a result of this review, the Board determined that the following eight of nine directors are independent: Anousheh Ansari, Martha F. Brooks, Christopher S. Holland, John C. Plant, Steven A. Raymund, Thomas A. Sansone, David M. Stout and Kathleen A. Walters. Mr. Mondello is not considered to be independent because he currently serves as our Chief Executive Officer. Mr.  Main, prior to his retirement in November 2021, was not independent.

Annual Meeting of Stockholders Attendance Policy

Jabil’s Corporate Governance Guidelines require all directors to endeavor to attend all annual meetings of stockholders, absent unanticipated personal or professional obligations which preclude them from doing so. To facilitate such attendance, Jabil schedules a regular meeting of the Board of Directors on the same date as the annual meeting. All of Jabil’s directors virtually attended the most recent Annual Meeting of Stockholders held in January 2021.

Director Stock Ownership Requirements

The Corporate Governance Guidelines require directors to accumulate, within five years of joining the Board, at least the number of shares of company stock equal to such director’s most recent annual Board membership cash fee (not including any additional fees for Committee or Chair service), multiplied by five. The following forms of ownership are counted towards a director’s compliance with this requirement:

●	shares deemed to be beneficially owned under federal securities laws;

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●	unvested time-based restricted stock shares;

●	shares subject to unvested time-based restricted stock unit awards; and

●	other forms of ownership approved by the Board or a committee thereof.

If a director does not achieve the applicable stock ownership minimum by the applicable deadline or any time thereafter, the director will be required to retain at least half of the net shares following option exercise or restricted stock or restricted unit award vesting that remain after shares are sold or netted to pay any applicable option exercise prices and withholding taxes.

Majority Voting for Directors

Our directors are elected in uncontested elections by a majority vote. In contested director elections, a plurality voting standard will apply, which means the nominees receiving the greatest number of votes will be elected to serve as directors.

To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director does not receive more than 50% of the votes actually cast, the incumbent director will promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board will act on the recommendation within 90 days following the recommendation. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the offer, if applicable) in a Current Report on Form 8-K or by a press release. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified or until his or her earlier death, resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

The election of directors at this year’s Annual Meeting is an uncontested election and thus the majority voting standard applies.

Continuing Excellence

Director Orientation and Ongoing Education

Director orientation – Our robust orientation program familiarizes new directors with Jabil’s businesses, strategies, and policies, and assists new directors in developing company and industry knowledge to optimize their service on the Board.

Continuing education – Regular continuing education programs enhance the skills and knowledge directors use to perform their responsibilities. These programs may include internally developed materials and presentations, programs presented by third parties, and financial and administrative support to attend academic or other independent programs.

Board and Committee’s Annual Evaluation Process

The Board of Directors annually evaluates the performance of the Board and its members. The Nominating & Corporate Governance Committee reviews the results, which are then reported to and discussed with the Board.

Risk Oversight

The Board’s Role in Risk Oversight

Jabil faces a variety of different risks, including various operational, financial and other risks. The nature and effect of these risks vary in many ways, including our ability to anticipate and understand the risk, the types of negative impacts that could result if the risk manifests itself, the likelihood that an undesired event or a particular adverse impact would occur, and our ability to control the risk and reduce potential adverse impacts. Particular behaviors can avoid or mitigate some risks, and some risks are unavoidable as a practical matter. The Board takes the potential adverse impact of a risk into consideration when determining the appropriate amount of resources that should be allocated to avoid or mitigate the risk. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward.

The Board oversees risk management directly and through its committees. Generally, the Board oversees risks that may affect the business of Jabil as a whole, including operational matters. The Audit Committee is responsible for oversight of Jabil’s accounting and financial reporting processes and also discusses with management Jabil’s financial statements, internal controls and other accounting and related matters. The Compensation Committee oversees certain risks related to compensation programs, the Nominating and Corporate Governance Committee oversees certain corporate governance

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risks, and the Cybersecurity Committee focuses on cybersecurity risk. As part of their roles in overseeing risk management, these committees periodically report to the Board regarding briefings provided by management and advisors as well as the committees’ own analysis and conclusions regarding certain risks faced by Jabil. Management is responsible for implementing the risk management strategy and developing policies, controls, processes and procedures to identify and manage risks.

Business and operational risks are considered by the Board in many ways. The Board receives reports from management at least quarterly identifying and discussing various risks facing the Company and its two operating segments and meets with members of the management team to discuss those risks at least quarterly. Our Chief Executive Officer communicates regularly with the Board on such matters. In addition, the Senior Vice President, Corporate Finance and the internal audit department periodically report to the Audit Committee on their evaluation of management’s effectiveness in addressing risks, by providing a comprehensive review of certain business and related risks, an assessment and ranking of various identified risk items based on their likelihood and the severity of the consequences, including both financial and non-financial impacts, and plans to manage and mitigate such risks. The Senior Vice President, Finance and the internal audit department also consult with third party sources and advisors regarding certain potential risks facing Jabil and incorporate the results of these consultations in their reports. Certain financial risks are identified and discussed during our quarterly and year-end processes. As part of this process, Jabil receives input from a broad range of people, including local and regional facility controllers, regarding financial results, compliance matters, and other matters.

Cybersecurity Risk

In 2019 the Board created a new Cybersecurity Committee to assist the Board in fulfilling its oversight responsibilities with regard to the Company’s cybersecurity programs and risks, including the cybersecurity practices, procedures and controls management uses to identify, assess and manage the Company’s key cybersecurity programs and risks, ensure the protection of the confidential intellectual property, information and data of the Company and its customers and ensure compliance with applicable data protection laws and regulations. In fiscal year 2020, the Committee facilitated a cybersecurity crisis simulation tabletop exercise for the Board. At each of its meetings, the Committee receives a report from management on cybersecurity incident management. The members of the Committee are Messrs. Holland and Stout and its Chairman is Ms. Ansari. Management also reports to the full Board at least annually on cybersecurity risks and Jabil’s processes and controls intended to mitigate those risks.

Risks in Compensation Practices

Jabil regularly conducts risk assessments of its compensation policies and practices for its employees, including those relating to its executive compensation programs. Our programs contain various mitigating factors to ensure our employees, including the named executive officers (the “NEOs”), are not encouraged to take unreasonable risks in managing the business. These factors include:

•

Annual cash incentives and vesting for performance-based long-term awards using financial measures with sliding scales, which provide lower payments for lower performance and higher pay for higher performance but set maximum payouts at 200% of the target levels for cash incentives and 150% to 200% of the target levels for performance-based equity awards.

•

For most cash incentive participants, performance metrics focused primarily on the use of reportable and broad-based financial metrics, including a mixture of consolidated and business-specific goals, with no single factor receiving an excessive weighting.

•

A mix of time-based and performance-based equity awards for senior management to avoid having a relatively high percentage of compensation tied to one element. We believe that time-based equity awards should reduce risky behavior because these awards are designed to retain employees and are earned over time.

•	A balance of short-term and long-term compensation creating diverse time horizons.

•	Challenging performance targets.

•	Performance measurement periods that encourage long-term, rather than short-term, performance.

•	Minimum stock ownership requirements for our executive officers and directors to encourage them to act in a manner consistent with the long-term interests of our stockholders.

•	Oversight of programs by a group of functions within Jabil.

•	Advice from outside advisors who are knowledgeable regarding various compensation policies and their associated risks.

•	Adoption of a clawback policy that allows us to recover performance-based compensation paid to executive officers on the basis of certain inaccurate financial results.

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•	Inclusion of provisions in our equity award agreements allowing award value to be clawed back in certain circumstances, including in the event of a substantial violation of our Code of Conduct.

Based upon these assessments, we believe that our compensation policies and practices do not encourage excessive or unreasonable risk taking and are not reasonably likely to have a material adverse effect on Jabil.

Compensation Committee Interlocks and Insider Participation

Jabil’s Compensation Committee is currently composed of Ms. Walters, Ms. Ansari and Mr. Raymund. During 2021 the members of the Compensation Committee were Mr. Stout, Ms. Brooks and Mr. Plant. No member of the Compensation Committee who served during fiscal year 2021 is currently or was formerly an officer or an employee of Jabil or its subsidiaries. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Related Party Transactions

Related Party Transactions Policy

Our Board of Directors has adopted a written policy governing the approval of related party transactions. “Related Party Transactions” are transactions in which Jabil is a participant, the amount involved exceeds $120,000 and a “Related Party” had, has or will have a direct or indirect material interest. “Related Parties” are Jabil’s directors (including any nominees for election as directors), its executive officers, any stockholder who beneficially owns more than 5% of Jabil’s outstanding common stock, any immediate family member of any of the foregoing persons and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of 10% or more. Under the Related Party Transactions Policy, Jabil’s General Counsel (or its Chief Executive Officer if the related party is the General Counsel or an immediate family member of the General Counsel) will review potential Related Party Transactions to determine if they are subject to the Policy. If so, the transaction will be referred to the Audit Committee for approval or ratification. If, however, the General Counsel determines that it is not practical to wait until the next Audit Committee meeting, the Audit Committee Chair shall have the authority to act on behalf of the Audit Committee in approving or ratifying a Related Party Transaction (unless the Audit Committee Chair is a Related Party in the Related Party Transaction). In determining whether to approve a Related Party Transaction, the Audit Committee (or, as applicable, the Audit Committee Chair) will consider, among other things, the benefits of the transaction to Jabil, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally. Any member of the Audit Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the Related Party Transaction. The Audit Committee has authority to administer the Related Party Transactions Policy and to amend it as appropriate.

Certain Related Party Transactions Policy

We have no related party transactions to describe.

Shareholder Engagement

Our investor relations team and senior management regularly meet with current and prospective shareholders to review our business model and strategy. In fiscal 2021, we met with several current and prospective investors, both in person and virtually. Additionally, during calendar years 2018 and 2019, we conducted an investor perception study to gauge meaningful investor sentiment.

We value shareholders and utilize these interactions to better understand external perspectives on strategy, financial performance, executive compensation and other matters important to the investment community. Our investor relations team can be contacted at investor_relations@Jabil.com.

Corporate Governance Guidelines

The full text of the Corporate Governance Guidelines can be found in the Investors — Governance section of Jabil’s website (www.jabil.com). The Corporate Governance Guidelines reflect the principles by which Jabil and its Board of Directors operate. The Nominating and Corporate Governance Committee interprets the Corporate Governance Guidelines and determines whether actions taken are in compliance with the Guidelines.

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Code of Conduct

Jabil has adopted a worldwide Code of Conduct, applicable to all directors, officers and employees, including our Chief Executive Officer and our Chief Financial Officer. The Code of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, as well as the requirements of a “code of business conduct and ethics” under the NYSE listing standards. The Code of Conduct covers topics including, but not limited to, conflicts of interest and confidentiality of information. A copy of the Code of Conduct can be found in the Investors — Governance section of Jabil’s website (www.jabil.com). Amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to any of our directors and executive officers will be posted on our website.

How to Communicate with our Board

Shareholders may contact the Board about corporate governance or matters related to the Board. Communications about these topics will be received and processed by Jabil’s Corporate Secretary before being forwarded to the Board, a committee of the Board, or a director, as designated in any accompanying message.

Communications directed to any director, or any group of directors, must be in writing and mailed to:

Jabil Inc. Office of the Corporate Secretary 10800 Roosevelt Boulevard North St. Petersburg, Florida 33716

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BOARD OF DIRECTORS

Board Composition

We believe that our directors should possess certain personal characteristics and competencies, which include high ethical standards, integrity, accountability, informed judgment, financial literacy, maturity, confidence, openness, high performance standards, passion and creativity. Additionally, the individuals that comprise the Board should, as a group, represent a diverse mix of backgrounds, skills and expertise, with the ability to contribute their knowledge in such areas as accounting and finance, business judgment, management, crisis response, industry knowledge, international markets, and leadership, strategy and vision. We believe that the nominees we are presenting for directors possess these characteristics and contribute to the diverse mix that we seek for our Board as a whole.

Current Members of the Board of Directors

The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below:

Director	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Cybersecurity	Independent	# Of Other Public Boards

Thomas A. Sansone, Vice Chairman	✓				✓

Anousheh Ansari		✓		Chair	✓

Martha F. Brooks			✓		✓	2

Christopher S. Holland	Chair			✓	✓	1

Mark T. Mondello, Chairman

John C. Plant	✓				✓	2

Steven A. Raymund, Lead Independent Director		✓	Chair		✓	1

David M. Stout			✓	✓	✓

Kathleen A. Walters		Chair			✓

Board Skills

In addition to the skills and attributes required under our Governance Guidelines, the following is a list of some, but not all, of the areas of expertise of our Board.

Experience, Expertise or Attribute

Senior Management & Leadership	Technology & Cybersecurity

Core Business, Operations & Industry	Corporate Governance

Finance & Accounting	Risk Management

Global Business	Human Resources & Compensation

Mergers & Acquisitions	Technology & Cybersecurity

Human Resources & Compensation

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Nominees

Nine directors are to be elected at the Annual Meeting. Jabil’s Board of Directors has authorized the nomination at the Annual Meeting of the persons named herein as candidates. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jabil’s nine nominees named below, all of whom are presently directors of Jabil. If any nominee of Jabil is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Jabil is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until a successor has been elected and qualified, or until his or her earlier death, resignation or removal.

There are no family relationships among any of the directors and executive officers of Jabil. There are no arrangements or understandings between any of the persons nominated to be a director and any other persons pursuant to which any of such nominees was selected. A majority of the director nominees are “independent” as defined in the applicable listing standards of the NYSE.

Anousheh Ansari	Director since 2016 Age: 55

Ms. Ansari’s extensive business and leadership experience, particularly in the technology industry, including her service as the Chief Executive Officer of XPRIZE and, prior to that, Prodea Systems, qualify her for re-election to the Board.

Experience

●   CEO of XPRIZE, a 501(c)(3) nonprofit that designs and implements competition models to solve world challenges (2018 - present) and Member of the XPRIZE Board and Audit Committee since 2001

●   CEO and Chairman of Prodea Systems, a privately held company that she founded which provides services and applications for in-home smart devices, networked appliances and mobile lifestyle devices (2006-2018)

●   General Manager and Vice President of Sonus Network Inc.’s Softswitch division (2001-2006)

●   CEO and Chair of Telecom Technologies, Inc., a company that she founded which provided softswitch solutions (1993 until its acquisition in 2001)

Education

●   B.S. in Electronics and Computer Engineering from George Mason University

●   Master’s in Electrical Engineering from George Washington University

Martha Brooks	Director since 2011 Age: 62

Ms. Brooks’ extensive global business experience, including 30 years of experience in Asia (including China), several decades of experience in business in South America, Russia, the Middle East, and Eastern and Western Europe, as well as her service on boards of other publicly traded companies, qualify her for re-election to the Board.

Experience

●   President and COO of Novelis Inc., a global leader in aluminum rolling and recycling (2007-2009)

●   COO of Novelis (2005-2007), after Alcan Inc. completed its spinoff of Novelis

●   CEO, Americas & Asia Rolled Products Business and Senior Vice President of Alcan Inc., (2002-2004)

●   Vice President of Cummins Inc. (1996- 2002)

Other Public Company Boards

●   AB Volvo, a transportation company (3/2021-present)

●   Constellium SE, a leading producer of aluminum semi-products (2016 - present)

●   Bombardier Inc., a multinational aerospace and transportation company (2009-5/2021)

Other Boards

●   CARE, one of the largest NGO’s in the world

Education

●   B.A. in Economics and Political Science from Yale University

●   M.B.A. in International Business from Yale University

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Christopher S. Holland	Director since 2018 Age: 55

Mr. Holland’s extensive financial and operational experience, particularly in large, multi-national corporations in the services, healthcare and manufacturing sectors, qualify him for re-election to the Board.

Experience

●   Senior Vice President and Chief Financial Officer of C.R. Bard, Inc., a multinational developer, manufacturer and marketer of medical technologies and products (2012-2017); in 2015 he added responsibility for Business Development, Corporate Marketing, Reimbursement, Healthcare Economics and Strategy; and headed Bard Medical Division (2013-2015)

●   Senior Vice President, Finance and Treasurer of Aramark Corporation, a global provider of food, facilities and uniform services (2006-2012), and Vice President and Treasurer (2003- 2006)

●   Vice President and medical device sector head at J. P. Morgan and Company, Inc. (1999- 2003), and held various positions of increasing responsibility at J. P. Morgan (1988-1999), including in accounting and healthcare corporate finance

Other Public Company Boards

●   STERIS PLC, a healthcare and life science product and service solutions company (July 2020-present)

Education

●   B.A. in Economics and Political Science, Drew University

●   M.B.A. in Finance from New York University — Leonard N. Stern School of Business

Mark T. Mondello	Director since 2013 Age: 57

Mr. Mondello’s current service as Chairman and Chief Executive Officer of Jabil, as well as his extensive knowledge of Jabil and its industry, qualifies him for re-election to the Board.

Experience

●   Chairman of the Board of Directors (November 2021-present)

●   CEO and Director of Jabil Inc. (2013 - present)

●   Mr. Mondello served as Chief Operating Officer from 2002 to 2013. Mr. Mondello joined Jabil in 1992 as a manufacturing supervisor and has held various leadership roles, including SVP, Business Development. Prior to joining Jabil, Mr. Mondello was a commercial and defense-related aerospace project manager for Moog, Inc.

Education

●   B.S. in Mechanical Engineering from the University of South Florida

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John C. Plant	Director since 2016 Age: 68

Mr. Plant’s current public company executive experience as well as his distinguished career in the automotive industry, spanning nearly 40 years, and his leadership in and succession to key executive roles provide strategic and operational perspectives to the deliberations of the Board and qualify him for re-election.

Experience

●   Co-CEO, Howmet Aerospace Inc., a global leader in engineered metal products. Howmet was created after the separation of Arconic Inc., a lightweight metals engineering & manufacturing company, where he served as CEO (February 2019 – March 2020). Mr. Plant is currently under contract to act as co-CEO of Howmet Aerospace Inc. until March 2023

●   CEO, President and Chairman of TRW Automotive Holdings Corporation, (“TRW”), a diverse automotive supplier, which was renamed ZF TRW Automotive in 2015 (2011-2015); President and CEO of TRW (2003-2011); a co-member of the Chief Executive Office of TRW Inc. and the President and CEO of the automotive business of TRW Inc. (2001-2003); Executive Vice President of TRW from the company’s 1999 acquisition of Lucas Varity to 2003

●   President of Lucas Varity Automotive and managing director of the Electronics division (1991-1997)

Other Public Company Boards

●   Chairman of the Board of Howmet Aerospace Inc. Howmet was created after the separation of Arconic Inc., where he served as CEO and Chairman (2017 - present) and a Director since 2016

●   MASCO Corporation, a manufacturing company (2012 - present)

●   Gates Industrial Corporation plc, a manufacturing company (2017-2019)

Education

●   Bachelor of Commerce in Economics, Accounting & Law, University of Birmingham

●   Honorary Doctorate from University of Birmingham

●   Fellow of the Institute of Chartered Accountants

Steven A. Raymund	Director since 1996 Age: 66

Mr. Raymund’s considerable experience as Chief Executive Officer and Chairman of a Fortune 500 company in a global distribution business, as well as his supply chain expertise, broad experience as a public company director in various industries, and as an audit committee financial expert qualify him for re-election to the Board.

Experience

●   Chairman of the Board, Tech Data Corporation, a distributor of personal computer products (2001-2017); Chief Executive Officer (1986-2006); and Chief Operating Officer (1984-1986)

Other Current Public Company Boards

●   WESCO International, Inc., a multinational electronics distributor (2006 - present)

Other Boards

●   ConnectWise, Inc., a software company (2017-2019)

Education

●   B.S. in Economics from the University of Oregon

●   Master’s Degree in International Politics from Georgetown University, School of Foreign Services

Thomas A. Sansone	Director since 1983 Age: 72

Mr. Sansone’s in-depth knowledge of Jabil’s core business as a previous President of the Company, in addition to extensive business and legal experience, qualify him for re-election to the Board.

Experience

●   Vice Chairman of the Board (1999-present) and President of Jabil Inc. (1988-1999)

●   Prior to joining Jabil, Mr. Sansone was a practicing attorney specializing in taxation

Education

●   B.A. from Hillsdale College

●   J.D. from Detroit College of Law

●   LL.M. in taxation from New York University

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David M. Stout	Director since 2009 Age: 67

Mr. Stout’s extensive business experience in the pharmaceutical industry and his service on boards of other publicly traded companies qualify him for re-election to the Board.

Experience

●   President, Pharmaceuticals, GlaxoSmithKline (GSK), with responsibility for global pharmaceutical operations (2003-2008), and as President of U.S. Pharmaceuticals at GSK (1999-2003)

●   Senior Vice President, Sales and Marketing of U.S., for SmithKline Beecham (1996-1999)

●   Positions of increasing responsibility at Schering-Plough Corporation, including President of Schering Laboratories (1979-1996)

Other Public Company Boards

●   Pharnext SA, a biopharmaceutical company (2018 – July 2020)

●   Idorsia, LTD, a biopharmaceutical company (2017-2019)

●   Airgas, Inc., supplier of gases, welding equipment and supplies, and safety products (2006-2016)

●   Actelion Pharmaceuticals, a biopharmaceutical company (2015-2017)

Other Boards

●   BlueWillow Biologics, a biopharmaceutical company (present)

●   Vaxxilon, a developer of vaccines (2015- 2019)

Education

●   B.S. in Biology from Western Maryland College (now McDaniel College)

Kathleen A. Walters	Director since 2019 Age: 70

Ms. Walters’ in-depth knowledge of Jabil’s core business as a previous Director of the Company, in addition to extensive global consumer products and paper industry experience qualify her for re-election to the Board.

Experience

●   EVP & Group President, Consumer Products, Georgia-Pacific, a Koch Company, with responsibility for the company’s consumer and business to business packaged goods businesses worldwide (2007-2019); and President, N.A. Commercial Business (2004-2006). Georgia-Pacific is a manufacturer of tissue, pulp, paper, packaging, building products and related chemicals.

●   President and CEO of Sappi Fine Paper North America (2002- 2004)

●   President, Away-From-Home Europe at Kimberly-Clark Corporation (1998-2002) and Vice President, Away-From-Home North America (1996-1997)

●   Positions of increasing responsibility at Scott Paper Company, including Vice President of various divisions (1978-1995)

Prior Jabil Board Service

●   Jabil Inc. (2005-2010)

Other Boards

●   Syracuse University, Chairman of Board of Trustees (present)

●   World Affairs Council of Atlanta (2017 – present)

●   Georgia Aquarium (2008 – present)

●   INVISTA Board of Managers, Koch Industries (retired 6/1/2019)

●   Grocery Manufacturing Association, Board & Executive Committee (retired 6/1/2019)

●   Sappi Limited, Management Advisor, Board of Directors (2002-2004)

Education

●   B.S. in Mathematics from Syracuse University

●   MBA, Finance & Strategic Planning, Wharton School, University of Pennsylvania

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Director Compensation

It is the general practice of the Board that compensation for non-management directors be a mix of cash and equity.

2021 Fiscal Year Compensation

For fiscal year 2021, the Nominating and Governance Committee of the Board increased certain annual cash retainers to better align with our peers or, in the case of the Cybersecurity Committee, to compensate the members of this newly created committee. The annual retainers shown in the chart below were established for Jabil’s non-management directors. In May 2020, the directors reduced their annual cash retainers by 25% beginning June 1, 2020 through November 30, 2020 due to the impact of the COVID-19 pandemic. As a result of our August 31 fiscal year end, this reduction impacted our director’s cash retainers in the 2021 fiscal year.

Position	Annual Retainer ($)

Board membership fee (non-management directors only)	65,000

Chairman of the Board	150,000

Audit Committee – Chair	40,000

Audit Committee – other members	15,000

Compensation Committee – Chair	30,000

Compensation Committee – other members	15,000

Nominating and Corporate Governance Committee – Chair	20,000

Nominating and Corporate Governance Committee – other members	10,000

Cybersecurity Committee – Chair	20,000

Cybersecurity Committee – other members	10,000

Directors do not receive Board or Committee meeting fees but are reimbursed for expenses incurred in attending Board and committee meetings.

In addition to the cash compensation described above, non-employee directors annually receive an equity award under the 2021 Equity Incentive Plan (previously, the 2011 Stock Award and Incentive Plan) (collectively, the “Equity Incentive Plan”). For fiscal year 2021, the non-employee directors received time-based restricted stock units valued at $210,000, or 5,800 RSUs based on Jabil’s closing price on the date of grant rounded to the nearest 100 shares. These RSUs vested on October 15, 2021 for all directors other than Mr. Sansone. We offered Mr. Sansone the option to receive cash in lieu of shares in settlement of his RSU award, which he accepted. As a result, Mr. Sansone received $361,688 (calculated by multiplying 5,800 RSUs by $62.36, our closing stock price on October 15, 2021).

The following table summarizes the compensation of our directors for fiscal year 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Timothy L. Main	210,938	—	210,134	1,856	422,928

Thomas A. Sansone	79,688	361,688	—	1,856	443,232

Anousheh Ansari	93,750	—	210,134	1,856	305,740

Martha F. Brooks	84,375	—	210,134	1,856	296,365

Christopher S. Holland	84,375	—	210,134	1,856	296,365

Mark T. Mondello(5)	—	—	—	—	—

John C. Plant	75,000	—	210,134	1,856	286,990

Steven A. Raymund	98,438	—	210,134	1,856	310,428

David M. Stout	98,438	—	210,134	1,856	310,428

Kathleen A. Walters	75,000	—	210,134	1,856	286,990

(1)	The cash fees shown reflect the impact of the reduction in annual cash retainers beginning in June 2020 described above.

(2)	The amount shown is the cash received by Mr. Sansone in lieu of shares in settlement of his RSU award.

(3)

Amounts shown under the Stock Awards column reflect the aggregate grant date fair value of the award pursuant to Accounting Standards Codification, Topic 718 (ASC 718). For Messrs. Main, Holland, Plant, Raymund and Stout and Mmes. Ansari, Brooks and Walters, this amount was determined by multiplying the total number of RSUs awarded (5,800) by the closing stock price on the grant date, October 15, 2020 ($36.23). In each case this amount is the aggregate amount of expense that has been or will be recognized by us for financial statement reporting purposes in accordance with ASC 718 over the requisite service period of the award granted. The assumptions used for the valuations are set forth in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021. As of November 30, 2021, the Measurement Date, Messrs. Raymund, Holland, Plant, and Stout and Mmes. Ansari, Brooks and Walters held 3,400 shares subject to outstanding, unvested RSUs. Subject to their terms, these awards are expected to vest on October 21, 2022.

(4)	Cumulative dividend equivalents paid to non-employee directors upon the vesting of restricted stock units on October 17, 2020.

(5)

As Chief Executive Officer of the Company, Mr. Mondello does not receive any separate compensation for his service on the Board. Please see the Fiscal Year 2021 Summary Compensation Table for a summary of the compensation received by Mr. Mondello with respect to fiscal year 2021.

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BENEFICIAL OWNERSHIP

Share Ownership by Principal Stockholders and Management

The following table sets forth the beneficial ownership of common stock of Jabil as of the Measurement Date by: (i) each of Jabil’s directors and nominees for director; (ii) each of the named executive officers (“NEOs”) listed in the Summary Compensation Table; (iii) all current directors and executive officers of Jabil as a group; and (iv) each person known by Jabil to beneficially own more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire beneficial ownership within 60 days of the Measurement Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 144,166,009 shares of Jabil’s common stock were outstanding as of the Measurement Date.

Principal Stockholders:	Number of Shares	Percent of Total
FMR LLC (1) 245 Summer Street, Boston, MA 02210	22,570,631	15.66%
The Vanguard Group, Inc. (2) 100 Vanguard Boulevard, Malvern, PA 19355	15,114,241	10.48%
BlackRock, Inc. (3) 55 East 52nd Street, New York, NY 10055	11,504,763	7.98%
Directors:
Anousheh Ansari	37,500	*
Martha F. Brooks (4)	87,330	*
Christopher S. Holland	26,300	*
Mark T. Mondello (5)	1,123,887	*
John C. Plant	46,000	*
Steven A. Raymund	180,508	*
Thomas A. Sansone (6)	1,826,245	1.27%
David M. Stout	102,000	*
Kathleen A. Walters	11,600	*
Named Executive Officers (other than Mr. Mondello):
Michael Dastoor	41,157	*
Steven D. Borges	29,966	*
Michael Loparco (7)	50,860	*
Kenneth Wilson	47,143	*
All current directors and executive officers as a group (16 persons)	3,733,334	2.59%

*Less	than one percent.
(1)

Derived from a Schedule 13G/A filed by FMR LLC (“FMR”) on February 8, 2021, reporting securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies, of 22,570,631 as of December 31, 2020. According to the Schedule (i) members of the Johnson family, directly or through trusts, own approximately 49% of the voting power of FMR (a parent holding company for, among other entities, Fidelity Management & Research Company, an investment advisor); (ii) due to their share ownership and entry into a voting agreement with certain other shareholders, members of the Johnson family may be deemed to form a controlling group with respect to FMR; and (iii) the reporting persons had sole voting power over 2,761,529 shares and sole dispositive power over 22,570,631 shares.

(2)

Derived from a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on April 12, 2021, reporting beneficial ownership as of March 31, 2021. According to the Schedule, Vanguard had sole voting power over 0 shares, shared voting power over 98,979 shares, sole dispositive power over 14,908,302 shares and shared dispositive power over 205,939 shares.

(3)

Derived from a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on January 29, 2021, reporting beneficial ownership as of December 31, 2020. According to the Schedule, BlackRock had sole voting power over 10,985,250 shares and sole dispositive power over 11,504,763 shares.

(4)

Includes (i) 470 shares held by the Finn Grandchildren Trust, which is for the benefit of sixteen individuals (including three of Ms. Brooks’ children), for which Ms. Brooks is the sole trustee and over which Ms. Brooks disclaims beneficial ownership, and (ii) 3,960 total shares owned separately by three of Ms. Brooks’ children, over which Ms. Brooks disclaims beneficial ownership.

(5)	Mr. Mondello is also Chief Executive Officer, and thus is a NEO in addition to Chairman of the Board.

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(6)

Includes (i) 1,338,532 shares held by TASAN Limited Partnership, a Delaware limited partnership, of which Tomcat Management, Inc. is the sole general partner; Mr. Sansone is President of Tomcat Management, Inc. and therefore has sole voting and dispositive power over these shares, (ii) 288,325 shares held by Life’s Requite, Inc., a private charitable foundation of which Mr. Sansone is a director and as to which Mr. Sansone may be deemed to have shared voting and dispositive power and (iii) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership.

(7)	Includes 930 shares beneficially owned by Mr. Loparco’s spouse, over which Mr. Loparco disclaims beneficial ownership.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires Jabil’s executive officers and directors, and persons who own more than ten percent of a registered class of Jabil’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and ten percent stockholders are also required by SEC rules to furnish Jabil with copies of all such forms that they file. Based solely on our review of the reports filed with the SEC and written representations that no other reports were required under Section 16(a) of the Exchange Act, we believe that all Section 16(a) filing requirements were met during fiscal 2021, with the exception of a Form 4 filed late by Mr. Sansone on March 29, 2021 reporting shares sold under a 10b5-1 plan for Tasan Ltd. on March 19, 2021 due to an administrative error.

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AUDIT COMMITTEE MATTERS

Jabil Inc.’s Audit Committee serves to assist Jabil’s Board in fulfilling the oversight responsibilities it has with respect to financial reports and other financial information provided by Jabil to the public, Jabil’s systems of internal controls regarding finance and accounting that management and the Board have established and Jabil’s auditing, accounting and financial reporting processes generally.

The Audit Committee is composed solely of independent directors, as defined in the listing standards of the NYSE, as well as other statutory, regulatory and other requirements applicable to Jabil.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available in the Investors - Governance section of Jabil’s website (www.jabil.com). The Audit Committee annually reviews and assesses the adequacy of its charter in order to ensure timely compliance with statutory, regulatory, listing and other requirements applicable to Jabil.

Jabil’s management has primary responsibility for the preparation, presentation and integrity of Jabil’s financial statements and its financial reporting process, including internal control over financial reporting. Jabil’s independent registered public accounting firm is responsible for expressing an opinion on the effectiveness of Jabil’s internal control over financial reporting and conformity of Jabil’s financial statements with United States generally accepted accounting principles. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm.

The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace the independent registered public accounting firm. The Audit Committee also has periodic discussions with management and the independent registered public accounting firm with regard to the quality and adequacy of Jabil’s internal controls. Management’s and the independent registered public accounting firm’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management or the independent registered public accounting firm.

Audit Committee Report

For fiscal year 2021, EY has acted as Jabil’s independent registered public accounting firm. The actions described below were taken by the prior members of the Audit Committee on October 20, 2021.

In this context, the Audit Committee reports as follows:

(1)  The Audit Committee has reviewed and discussed the audited financial statements with Jabil’s management and EY.

(2)  The Audit Committee has discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

(3)  The Audit Committee has received and reviewed the written disclosures and the letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent communications with the Audit Committee concerning independence and has discussed with EY its independence from Jabil.

(4)  Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Jabil’s Board, and the Board has approved, that the audited financial statements be included in Jabil’s Annual Report on Form 10 K for the fiscal year ended August 31, 2021, for filing with the SEC.

(5)  The Audit Committee has appointed EY as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2022.

Submitted by the Audit Committee:

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

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Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by EY for the audit of Jabil’s annual financial statements for the fiscal years ended August 31, 2021 and August 31, 2020, and fees billed for other services rendered by EY during those periods.

Ernst & Young	Fiscal Year 2021 ($)	Fiscal Year 2020 ($)
Audit Fees (1)	12,382,000	11,850,000
Audit-Related Fees (2)	115,000	110,000
Tax Fees (3)	1,900,000	2,200,000
All Other Fees	6,000	105,000
Total	14,403,000	14,265,000

(1)

Audit fees relate to professional services rendered in connection with the audit of Jabil’s annual financial statements and internal control over financial reporting, quarterly review of financial statements, and audit services provided in connection with other statutory and regulatory filings. In addition, audit fees include fees for services rendered in connection with the Company’s adoption of new accounting and tax standards.

(2)	Audit-related fees relate to professional services that are reasonably related to the performance of the audit or review of Jabil’s financial statements.
(3)	Tax fees relate to professional services rendered in connection with tax compliance and preparation relating to tax returns and tax audits, as well as for tax consulting and planning services.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. During fiscal year 2021, all services were pre-approved by the Audit Committee in accordance with this policy.

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In October 2021, the Audit Committee approved the selection of Ernst & Young LLP (“EY”) to serve as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2022. EY has served as Jabil’s independent registered public accounting firm since 2010. The Audit Committee reviews the performance of the independent registered public accounting firm annually.

Representatives of EY are expected to be present during the Annual Meeting, will have the opportunity to make a statement and will be available to respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

If the stockholders do not ratify the selection of EY, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.

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COMPENSATION MATTERS

Compensation Discussion and Analysis

This CD&A discusses the compensation decisions for the NEOs listed in the Summary Compensation Table on page 39 of this Proxy Statement. The NEOs for the fiscal year ended August 31, 2021 are:

NEO	Title

Mark Mondello	Chief Executive Officer & Chairman of the Board

Michael Dastoor	Chief Financial Officer

Steven Borges	Executive Vice President, CEO, Regulated Industries

Michael Loparco	Executive Vice President, CEO, Electronic Manufacturing Services

Kenneth Wilson	Executive Vice President, CEO, Green Point

Executive Summary

As a reminder, Jabil’s 2021 fiscal year began September 1, 2020 and ended August 31, 2021. Despite the challenges of COVID-19, Jabil’s financial performance in fiscal year 2021 was strong, with net revenue of $29.3 billion, an increase of 7.4% from $27.3 billion in fiscal year 2020; core operating margin of 4.2%, up from 3.2% in 2020 and diluted core earnings per share of $5.61, up from $2.90 in 2020. Please refer to “Management’s Discussion & Analysis” — in our Annual Report on Form 10-K for the year ended August 31, 2021, for a complete discussion of our fiscal year 2021 results. In May 2020, our Chief Executive Officer, Chief Financial Officer and other executive vice presidents reduced their base salaries by 25% beginning June 1, 2020 through November 30, 2020. Members of Jabil’s Board of Directors also reduced by 25% their annual cash retainers that would otherwise be payable during the period from June 1, 2020 through November 30, 2020. As a result of our August 31 fiscal year end, these salary and retainer reductions impacted pay in both 2020 and 2021.

Jabil’s compensation program is intended to be competitive with the market practices of its peer group and other companies we compete with for talent. It reflects our pay for performance philosophy by placing a significant majority of our NEO compensation “at risk” in the form of variable pay elements tied to financial and operational performance goals and to Jabil’s stock price. Each fiscal year, the Compensation Committee views all of the compensation elements together, including historical achievement levels, to balance both long-term and short-term objectives and to motivate each NEO to attain those objectives. We typically rely heavily on equity-based awards to accomplish this balance, as we believe such awards create a strong alignment with the achievement of stockholder value over the long term.

In fiscal year 2021, we established threshold levels of corporate and/or divisional core operating income, corporate and/or divisional core operating income margin and corporate adjusted and/or divisional free cash flow pertaining to annual cash incentives and established certain earnings per share growth targets during a three-year performance period in order for performance-based equity awards to vest. We also granted equity awards that vest based on a total shareholder return metric relative to the S&P Supercomposite Technology Hardware and Equipment Index for a multi-year performance period. The Compensation Committee believes these performance measures correlate highly to long-term sustainable growth for our stockholders.

The Compensation Committee set performance goals that we believed were challenging, yet attainable, to achieve target performance, and difficult to achieve maximum performance, under both our short-term and long-term incentive programs.

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Executive Compensation Practices

In connection with designing our executive compensation program, we monitor the evolution of compensation best practices. Some of the most important practices incorporated into our program include the following:

What We Do	What We Don’t Do
Pay for Performance. Reflecting the Compensation Committee’s philosophy of pay for performance, a majority of our executives’ compensation is performance-based and at risk.	Hedging. Although we do not prohibit hedging, we discourage our directors and NEOs from entering into hedging arrangements with respect to Jabil securities.
Rigorous Performance Metrics. The Compensation Committee annually sets performance targets that it believes are challenging but fair for our annual and long-term incentive plans.	No Change in Control Excise Tax Gross-Ups. Parachute excise tax reimbursements and gross-ups are not provided in the event of a change in control.
Median Compensation Targets. Total direct compensation for our executives is generally targeted at the median of our peer group and other companies we compete with for talent.	No Employment or Severance Benefit Agreements. We do not have guaranteed or preexisting employment, severance or change in control agreements with our executives.

Mitigation of Risk. Jabil’s executive compensation program is balanced between cash and equity incentives, and equity incentives include both time-based and performance-based awards. The design of the executive compensation program places emphasis on the long-term so that the Company’s executives concentrate on long-term, sustained performance.

No Perquisites. Our NEOs participate in the same benefit plans as our salaried employees, with little or no special executive perquisites. For NEOs who reside outside the United States, our NEOs may receive benefits that are customarily provided to other management employees, based upon local market practices (e.g., company car or allowance). NEOs who relocate also receive benefits provided to other management employees.

Clawback of Compensation. We have a clawback policy which allows us to recoup performance-based incentive compensation (including equity awards) paid to our executive officers in certain circumstances in the event we report inaccurate financial results. In addition, we have added clawback provisions to our long-term equity award agreements allowing clawback of award value in certain circumstances including violation of confidentiality or noncomplete provisions and upon significant violation of our Code of Conduct.

Repricing. The exercise prices of stock appreciation rights (“SARs”) and options that we have granted in the past equal the grant date market price and may not be reduced or replaced with SARs or options with a lower exercise price without shareholder approval.

Stock Ownership Guidelines. We believe that our share ownership requirements are rigorous and are designed to align our executives’ interests with those of our stockholders. We require our CEO to hold at least six times his base salary in Jabil shares and our CFO and all executive vice presidents to hold at least three times their base salary in Jabil shares.

Independent Compensation Consultant. The compensation consultant to the Compensation Committee provides no other services for Jabil and reports to the Compensation Committee Chair.

Review of Compensation Peer Group. Our compensation peer group is reviewed annually by the Compensation Committee and adjusted, when necessary, to ensure that its composition remains a relevant and appropriate comparison for our executive compensation program.

Executive Compensation Guiding Principles, Philosophy & Rationale

The Compensation Committee believes that executive compensation opportunities should align with and enhance long-term stockholder value. We believe that this core philosophy is embedded in all aspects of our executive compensation program and is reflected in an important set of guiding principles, as described below. The Compensation Committee reviews the compensation philosophy annually. We believe that the application of these principles enables us to create a meaningful link between compensation outcomes and long-term, sustainable growth for our stockholders.

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Guiding Principles	Elements of Compensation	Philosophy and Rationale
Pay for Performance	A substantial majority of pay is variable, contingent and directly linked to Company financial and stock price performance.

An effective way to reach our short- and long-term financial and strategic objectives is to make a majority of an executive’s overall target compensation dependent on the achievement of such objectives and stock price performance.

•   We believe the portion of an executive’s total compensation that varies with performance and the particular financial and operational incentive metrics should be a function of the executive’s responsibilities and ability to drive and influence results.

•   As an executive’s responsibility and influence increase, so should the level of performance-based, at-risk compensation relative to the executive’s base salary.

The program should be competitive and fair with regard to all aspects of how executives are treated and represent a joint commitment on the part of the Executive and Company.

Compensation paid should reflect the Board’s fair assessment of performance and be subject to recoupment in the event such amounts were paid in error or fraud.

Compensation paid should consider the quality of individual contributions to the success of the organization.

The program should be transparent and simple to communicate, both internally and externally.

Alignment with Stockholders’ Interests

We believe that the financial interests of executives are aligned with the long-term interests of our stockholders through stock-based compensation and performance metrics that we believe correlate with long-term stockholder value.

We seek to provide an appropriate link between compensation and the creation of long-term stockholder value. We believe executives’ interests are more directly aligned with the interests of our stockholders when the compensation program:

•   emphasizes long-term financial performance, business objectives and the strategic focus of our businesses;

•   is significantly impacted by the value of our stock; and

•   results in a continuing significant ownership of our stock.

Share Ownership guidelines ensure alignment with our Shareholder’s interests by balancing the achievement of annual financial and operational goals with a strong focus on creating long-term shareholder value

Long-term focus	We use metrics in both our short-term and long-term incentive program that we believe are aligned with our long-term strategic goals.

For our most senior executives, long-term stock-based compensation opportunities will significantly outweigh short-term cash-based opportunities. Annual objectives should complement sustainable long-term performance. Incentive plan goal-setting should be linked to Board-approved long-term strategic plans

Competitiveness	Total compensation should be sufficient to attract, retain and incentivize the leadership team. Each element should be benchmarked relative to peers and the broader marketplace for executive talent

To attract highly qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term stockholder value, compensation must be competitive and reflect the value of each executive’s position in the market and within Jabil.

•   Compensation opportunities should be established based on the marketplace in which we compete for talent, with consideration given to skills and geography.

•   To ensure our compensation is appropriately competitive, target direct compensation, as a whole, should generally align with market median practices.

While target total compensation should be competitive, performance that exceeds target should be appropriately rewarded.

Individual pay opportunities may fall above or below target opportunities based upon individual performance, experience and retention risk.

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Balance

The elements of compensation are balanced to motivate each NEO to achieve both long-term and short-term objectives. We rely more heavily on equity-based awards, as we believe this element has the strongest alignment to the achievement of stockholder value over the long term.

Elements of compensation should be balanced and reflect a performance-based orientation focused on the achievement of short-term milestones in support of long-term shareholder value creation.

Our compensation program is designed to be challenging but fair. Executives should have the opportunity to earn market competitive pay for delivering expected results. As results exceed expectations (both internal and external), pay levels may increase above market median levels. If performance falls below expected levels, actual pay may fall below market median.

The approach to compensation should assure that adverse or excessive risk taking is discouraged.

All aspects of the program should be consistent with sound corporate governance.

Elements of the Executive Compensation Program

The Compensation Committee believes that the elements of the executive compensation program further our guiding principles. The following table summarizes the major elements of Jabil’s executive compensation program and the purposes and values in using these elements:

Element	Purposes and Values
Salaries

•   Provide a minimum fixed amount of compensation.

•   Reflect an officer’s experience, business judgment, scope of responsibility, impact upon the organization and role in developing and implementing overall business strategy.

•   Recognize individual performance.

•   Reviewed annually and compared with salaries of comparable executives within the Company and in the peer group and compensation surveys.

Short-term Incentives

•   Communicate strategic priorities and identify key financial and business objectives.

•   Motivates achievement of short-term objectives, as well as long-term objectives by using largely consistent metrics year over year.

•   100% at-risk, with minimum financial thresholds that must be achieved to receive any payout.

•   Target bonus opportunities (as a percentage of salary) are compared with those of comparable executives within the Company and in the peer group and compensation surveys.

•   Result in achievement that is variable, measured against a mix of multiple defined targets, with payouts ranging from 0% (below threshold performance) to a maximum of 200% of target payout.

•   Align chosen financial and other measures to an individual’s scope of influence.

Long-term Incentives

•   Motivate attainment of long-term financial goals and incentivize managerial action intended to increase long-term stock price appreciation and total shareholder return.

•   Align executive’s interests with those of our stockholders, particularly when combined with our executive stock ownership requirements.

•   Provide that a substantial percentage of compensation is at-risk with metrics tied to financial performance.

•   Reward long-term service and promote retention with vesting schedules that span several years.

•   The grant-date value of long-term incentives is influenced by market data of comparable executives within the Company and in the peer group and compensation surveys.

Balance of Elements

The Compensation Committee views all the compensation elements together to set each NEO’s total compensation each fiscal year. In addition, the Compensation Committee seeks to balance the compensation elements to motivate each NEO to achieve both long-term and short-term objectives. For our executives, this balance is typically attained by relying more heavily on equity and equity-based awards, as we believe this element has the strongest alignment to the achievement of stockholder value over the long term.

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NEO Total Direct Compensation Mix

The following chart illustrates the fiscal year 2021 target compensation for the NEOs by element of compensation as a percentage of the NEOs’ target total direct compensation (that is, salary plus the target value of the short-term cash and long-term incentives). This chart assists in demonstrating our compensation philosophy that a significant majority of each NEO’s compensation be at-risk, tied to performance (both short-term and long-term) and mostly composed of equity. It reflects the mix of salary, cash and equity-based incentives at the target levels established at the beginning of fiscal year 2021. “Salary” is the annual salary initially established for each NEO for fiscal year 2021; “Target Cash Annual Incentive” means the target award opportunity under the annual incentive program for fiscal year 2021; and “Performance-Based Equity,” both Relative TSR and EPS and “Time-Based Equity” reflect the grant date fair values at target for fiscal year 2021. “Salary” differs from the amount shown in the Summary Compensation Table, which reflects the reduction in salary for each NEO beginning in June 2020.

Fiscal Year 2021 Mix of Target Total Direct Compensation Elements

For each of the NEOs above, the performance-based equity (the orange and purple bands) and the target cash annual incentive (the red band) are variable, “at-risk” elements of compensation and the time-based equity (the light blue band) is a variable element of compensation. The charts below indicate the percentage of variable and/or at-risk compensation for our CEO and, on average, our NEO’s.

The Executive Compensation Process

Jabil’s executive compensation program is administered and overseen by the Compensation Committee with assistance from management and a compensation consultant selected and retained by the Compensation Committee. Generally, compensation amounts, metrics and vesting criteria are determined by analyzing, among other things, compensation data and pay practices from Jabil’s peer group and broader compensation survey information, financial and strategic goals, and historical compensation data. Typically, annual salaries, cash short-term incentive payout targets, metrics, goals and weightings, and long-term incentive awards and performance goals for each fiscal year are set and awarded following the end of the previous fiscal year when data regarding the previous fiscal year’s performance is available. If a NEO’s role changes or an officer is promoted to a NEO position, compensation elements may be adjusted later in the fiscal year. In addition, the Compensation Committee solicits the opinions of the other Board members, considers outside counsel’s legal advice, reviews ratings information from proxy advisory services and makes inquiries regarding the accounting and tax treatment for the compensation program.

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Role of Compensation Committee

The Compensation Committee sets policies and gives direction to management on all material aspects of the executive compensation program. The Compensation Committee Charter, posted on our website at www.jabil.com, in the Investors-Governance section, sets forth the Compensation Committee’s responsibilities. The key goals of the compensation program are balanced with market data and Jabil’s financial planning and expectations to determine each executive’s compensation. The Compensation Committee makes compensation decisions for the NEOs for each of the compensation elements, establishes the short- and long-term financial metrics, weighting and targets and grants long-term incentive awards. In making these decisions, the Compensation Committee reviews: (i) the Chief Executive Officer’s recommended amounts for each element of pay, and recommended performance metrics and targets for our incentive compensation programs; (ii) data and advice provided by the compensation consultant, including peer group and compensation survey data; (iii) the compensation history of each executive; (iv) the financial performance of Jabil’s operating divisions; and/or (v) guidelines established by institutional investors and proxy advisory firms.

Role of Management

Our Chief Executive Officer makes recommendations to the Compensation Committee regarding base salary levels, target annual incentive award levels and long-term incentives for the other executive officers. These recommendations are based upon his assessment of individual performance, contribution, time in position and the market competitiveness of each individual’s total compensation. The Chief Executive Officer, in conjunction with other members of senior management (the Company’s Chief Financial Officer and Chief Human Resources Officer), makes recommendations regarding the design of the Company’s compensation programs including performance measures, weightings and long-term incentive structure. This collective recommendation is based upon: (i) an annual performance review process, including assessment of the achievement of established financial and strategic business objectives and other accomplishments; (ii) Jabil’s annual operating and strategic plans, targeted earnings and overall and group financial performance; (iii) market data for relevant companies, which includes peer group data and broader compensation survey data; and (iv) guidelines established by institutional investors and proxy advisory firms.

Role of Compensation Consultant

The Compensation Committee has the sole authority to hire and to dismiss its compensation consultant. Reports and advice from the consultant may be requested by the Compensation Committee and are shared with the Board and management at the Compensation Committee’s discretion. The Compensation Committee has engaged Steven Hall & Partners (“SH&P”) as its independent compensation consultant since March 2010. The types of services performed by SH&P during fiscal year 2021 included attending all Committee meetings telephonically, reviewing and advising on the peer group selection, advising on design and implementation of incentive and equity plans, advising on prevailing equity grant practices, providing data regarding prevalent compensation practices and levels of pay, advising on the design of the director compensation program and providing data on prevailing practices and levels of pay for directors, commenting on compensation-related disclosure, reviewing and commenting on the compensation philosophy, providing updates on regulatory and legislative changes impacting executive compensation and facilitating the Chief Executive Officer evaluation and performance review process. SH&P has access to management and interacts with management to gather compensation and performance information regarding Jabil, and to discuss potential compensation program designs. The Compensation Committee considers SH&P to be independent because SH&P performed no services for Jabil’s management unrelated to services performed for the Compensation Committee. In fiscal year 2021, the Compensation Committee reviewed and analyzed a number of factors, including those specified by SEC rules, and concluded that SH&P was independent and there was no conflict of interest raised as a result of any work performed by SH&P, directly or indirectly, for the Compensation Committee during fiscal year 2021.

Competitive Benchmarking

The Compensation Committee annually reviews compensation data and pay practices from both Jabil’s peer group and broader compensation survey data as part of its decision-making process. While the Compensation Committee reviews compensation data with a view to confirming that a given executive’s compensation is competitive, it retains discretion in setting an executive’s compensation. As a result, compensation for an executive may differ materially from the peer group or survey data and is influenced by factors including past performance, experience, position, tenure, individual and organizational factors, retention needs and other factors. The Compensation Committee has adopted a target total cash compensation philosophy of setting opportunities such that NEO target total cash compensation (including annual salary and targeted short-term cash incentive payout) approximates the market median of the companies in the peer group and survey data if target performance is achieved. The Compensation Committee does not consider actual performance of the peer group companies when setting NEO compensation. Rather, it compares NEO total cash compensation payout opportunities at the target performance level to the target payout opportunities of comparable NEO positions at peer group companies when it establishes target total cash compensation at the beginning of the fiscal year. However, actual total cash

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compensation may range from below-the-market 25th percentile at the low end to at or above-the-market 75th percentile at the high end depending on the actual level of financial performance achieved relative to pre-established goals. Long-term incentive awards granted to executives consider market data, financial performance, individual performance and potential and aggregate share usage. The Compensation Committee also considers benchmarking information regarding competitive levels of total direct compensation (the sum of target total cash and long-term incentives) to provide context for its decisions on long-term incentive awards.

The Compensation Committee periodically evaluates and selects companies to include in the peer group it uses to assess the competitiveness of the NEO compensation program. With guidance from the compensation consultant and input and discussion with management, the Compensation Committee considers whether the mix of companies in the peer group produces valid information for assessing the market value of our executive positions. We intend that the peer group cumulatively has the following attributes, although a given company may not have all of the attributes: business operations in the industries and businesses in which we participate; global operations; similar annual revenue or market capitalization and businesses that are complex and broad or compete with Jabil for executive talent. The Compensation Committee reviewed the current peer group for use when setting compensation and determined that the peer group was satisfactory for fiscal year 2021. The peer group used to set fiscal year 2021 NEO target compensation consists of the companies set forth below, which is the same peer group that was used for fiscal year 2020.

Peer Group
Applied Materials, Inc. Arrow Electronics, Inc. Avnet, Inc. Celestica, Inc. Danaher Corporation	Emerson Electric Company FLEX Ltd. QUALCOMM, Inc. Sanmina Corporation Seagate Technology PLC	SYNNEX Corporation TE Connectivity Ltd. Tech Data Corporation Texas Instruments, Inc. Western Digital Corp.

When fiscal year 2021 NEO target compensation was set, Jabil’s revenue for the most recently completed fiscal year available approximated the 88th percentile of the peer group. The Compensation Committee’s compensation consultant compared Jabil’s NEO target pay using the peer group as part of the Compensation Committee’s process to establish NEO salaries, annual incentive targets and long-term incentive awards granted for fiscal year 2021. The peer group NEO compensation data was supplemented by data from multiple executive compensation surveys. The Compensation Committee considered comparison data regarding long-term incentives for the NEOs as one factor but did not strictly determine compensation with respect to peer group and survey data.

Setting of Salaries and Annual Cash Incentive Compensation

The Compensation Committee typically makes its decisions related to salaries and annual cash incentive targets at the start of each fiscal year. This timing allows the Compensation Committee to take into account Jabil’s financial results in the prior fiscal year and the plans and expectations regarding the current fiscal year when establishing such salaries and targets. If a NEO’s role changes or an officer is promoted to a NEO position, compensation elements may be adjusted later in the fiscal year. The Compensation Committee selected the performance metrics for the fiscal year 2021 annual cash incentives pursuant to the Short-Term Incentive Plan.

Long-Term Incentive Compensation Award Practices

The annual grant cycle for grants of long-term incentive awards to our executives typically occurs at the start of each fiscal year following the completion and release of financial results for the preceding fiscal year, so that relevant information is available to the Compensation Committee and the market price of our common stock reflects this information. The dates for the meetings at which such grants are made are set well in advance of such meetings. The Compensation Committee may also make grants of long-term incentive awards at other times during the year due to special circumstances, which include a change in an officer role, the hiring or promotion of an executive officer, an acquisition or to implement design changes to align compensation with strategic goals. We do not seek to time long-term incentive awards to take advantage of information, either positive or negative, about Jabil which has not been publicly disclosed.

In deciding the type and value of equity compensation to grant, the Compensation Committee typically takes into account a variety of considerations, such as Jabil’s financial performance, the need to retain experienced and talented employees to execute the strategies of the business, the accounting and tax impacts of the grant, the dilutive effect to the stockholders, the incentive opportunity Jabil desires to provide to the NEOs, the executive’s role and responsibilities, individual performance, internal equity and the historical level of actual compensation realized as compared to the value targeted.

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Additionally, the Compensation Committee utilizes peer group and compensation survey data to provide context for its determinations of these grants.

A majority of equity incentive awards granted to our NEOs are performance-based. Over the past several years, the Compensation Committee granted performance based RSU awards, with vesting conditioned on the compound annual growth rate in Jabil’s EPS over a multi-year performance period. In fiscal year 2021, both a one-year and three-year performance period for performance based RSU awards was applied to NEO grants. The Compensation Committee also made RSU awards to each NEO based on the Relative TSR metric, with performance measured also over a three-year performance period. This metric creates additional alignment with stockholder interests.

Time-based RSU awards are also granted to the NEOs to achieve specific elements of the compensation program. We believe that time-based RSU awards with service-based vesting over multiple years provides the recipient with the potential for long-term value directly aligned with the stock price and requires long-term service. We believe that time-based RSUs align with our guiding principle of creating a compensation package that is competitive, promotes retention, focuses on financial performance and balances the at-risk elements.

Other Compensation Policies and Considerations

The Company offers limited additional compensation components to our NEOs, reflecting our cost-sensitive philosophy. For fiscal year 2021, the value of the other benefits comprising “All Other Compensation” to the NEOs was minimal, as disclosed in detail in the Fiscal Year 2021 Summary Compensation Table and the related notes.

All of the programs we offer, with the exception of the non-qualified deferred compensation program, are also offered to a broad-based group of our employees.

Retirement and Pension Plan, Death and Disability

Our 401(k) Retirement Plan (“401(k) Plan”) includes a Company matching contribution. Eligible officers who retire receive additional time for vesting and settlement of certain equity and equity-based grants. Awards vest according to the provisions within the equity award agreements. Eligibility is determined based upon the age and/or years of service of the particular officer. The Compensation Committee may, in its discretion, award a bonus for the year of retirement and also may, in its discretion, pro rate this bonus for service through the date of retirement. Unvested time-based RSUs fully vest upon termination due to death or disability. In the event of death, a pro rata portion of unvested performance-based RSUs may vest and in the event of a termination due to disability, a pro rata portion of unvested performance-based RSUs may remain outstanding and eligible for future vesting based on the actual level of achievement of the performance goals.

Severance and Termination

Upon a termination for any reason whatsoever, the NEO will receive the pro rata portion of salary earned to the date of termination and the Compensation Committee has discretion to consider pro-rata payments of the annual cash incentive compensation on a case-by-case basis if the NEO is not employed for the full fiscal year. Unvested RSUs are forfeited upon termination of employment unless there is a change in control or, for certain awards, the NEO is retirement-eligible, dies or becomes disabled. On a case-by-case basis, Jabil has at the time of termination entered into severance pay agreements with certain officers for various reasons, including but not limited to obtaining agreements from departing employees not to compete with Jabil for specified periods of time.

Change in Control Arrangements

Awards granted under the Equity Incentive Plan may vest under certain circumstances in connection with a change in control. In addition, any shares of Jabil stock that may be deferred and that continue to be reserved under the non-qualified deferred compensation program are distributed upon a change in control.

In the event of a change in control, any award outstanding under the Equity Incentive Plan will become fully vested on the earlier of (i) the applicable vesting date under the original vesting schedule, (ii) the first anniversary of the date of the change in control if the grantee has remained as an employee, consultant or non-employee director, or (iii) the date the grantee is terminated without cause or resigns for good reason. However, an award will not fully vest due to a change in control if the grantee is terminated for cause or resigns without good reason prior to the first anniversary of the date of such change in control.

With respect to the Equity Incentive Plan, the above discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. In addition, under the Equity Incentive Plan, for purposes of these accelerated vesting provisions, any performance objectives for any performance

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measurement period that is in process at the time of the change in control are deemed to have been achieved at the greater of target or the level actually achieved through the change in control (with similar performance assumed achieved through the remainder of the performance period).

A summary of potential payments upon termination or a change in control for NEOs is set forth in “Potential Payments upon Termination or a Change in Control.”

Non-Qualified Deferred Compensation

U.S. executives may participate in a non-qualified deferred compensation program to voluntarily elect to defer up to 75% of salary and up to 100% of annual cash bonus. Participant deferrals are credited by book entry to the participant’s deferral contribution account. Jabil does not make, and is not required to make, any matching contributions to this program. Jabil may, however, decide to make discretionary contributions to the program to restore any 401(k) match a participant lost due to participation in this program. Executives meeting certain criteria may also voluntarily defer receipt of compensation upon vesting of RSUs.

Deferral accounts under the plan are paid out upon the participant’s termination of employment, death, or disability, or upon a determination by Jabil that a participant has suffered a financial hardship, or, if timely elected by the participant, during April of any year designated by the participant beginning with the fourth calendar year after a participant’s initial deferral election with respect to a particular deferral account. More information is shown in the Non-Qualified Deferred Compensation in Fiscal Year 2021 table.

Recovery of Executive Compensation

Certain of our equity award agreements contain provisions that permit Jabil to recoup the awards if the recipient breaches certain covenants or obligations under the agreement, including confidentiality, noncompete or upon substantial violation of our Code of Conduct. Jabil has also established a policy to recover certain performance-based compensation paid to our executive officers under certain circumstances in the event we report certain inaccurate financial results. The clawback policy provides that an executive officer’s performance-based incentive compensation (including equity awards) may be recovered if there is a restatement of the Company’s materially inaccurate financial results and the executive officer engaged in fraud or illegal conduct which materially contributed to the inaccurate financial results.

Insider Trading Policy

Our insider trading policy prohibits directors, employees and certain family members from purchasing or selling any type of security, whether issued by us or another company, while aware of material non-public information relating to the issuer or from providing such material non-public information to any person who may trade while aware of such information. Trading by our officers and directors, as well as other employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, is restricted to certain quarterly trading windows. While we do not have a policy that specifically prohibits executive officers from hedging the economic risk of stock ownership in Jabil stock, we discourage our executive officers from entering into certain types of hedges with respect to Jabil securities. In addition, federal securities laws prohibit the executive officers from selling “short” our stock.

Executive Share Ownership Requirements

Jabil has minimum share ownership requirements for Jabil’s executive officers. The executive officers are expected to own a minimum dollar value of shares equal to a multiple of their respective base salaries, as follows:

Categories	Multiple of Salary
Chief Executive Officer	6x
Chief Financial Officer	3x
Executive Vice Presidents	3x

Shares to be counted toward these requirements include shares deemed to be beneficially owned under federal securities laws (excluding shares under vested SARs) and unvested time-based restricted stock and RSUs. The share ownership requirements are expected to be met within five years of becoming an executive officer. During the five-year period, executive officers generally are required to retain 50% of after-tax shares until ownership requirements have been met. If requirements have not been met during the period, or if an executive officer falls below the ownership requirements after the five-year period, then 100% of after-tax shares generally are to be retained until requirements are met. Stock ownership is reviewed by the Compensation Committee at each January annual meeting of stockholders, and the calculation for ownership value is the number of shares owned by the executive on the first trading day of January multiplied by Jabil’s

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average stock price for the preceding two months. All those who were NEOs as of the most recent Annual Meeting of Stockholders in January 2021 were in compliance with the share ownership requirements.

Accounting for Share-Based Compensation

Before we grant share-based compensation awards, or modify previously granted awards, we consider the accounting impact of the proposed award or modification.

Say-On-Pay Advisory Vote on Executive Compensation

We provided stockholders with a “say-on-pay” advisory vote on executive compensation during the Annual Meeting of Stockholders held in January 2021. More than 95% of the votes cast on the say-on-pay proposal were cast “For” the approval of the compensation of our NEOs as disclosed in the proxy statement distributed in connection with that annual meeting. The Compensation Committee evaluated the results of the say-on-pay vote and in light of the substantial support for our executive compensation program, it did not make any changes to the executive compensation program and policies for fiscal year 2021 compensation based on the stockholder voting results. The Compensation Committee will continue to consider the outcome of future say-on-pay votes when making future compensation decisions for the NEOs.

NEO Fiscal Year 2021 Compensation

Summary

The majority of our named executive officers received compensation increases in January 2021. Messrs. Dastoor, Loparco, Wilson and Borges each received a salary increase, largely due to assuming additional duties and responsibilities.

Annual cash incentives for the NEOs in fiscal year 2021 were based upon three profitability measures: corporate and/or divisional core operating income, corporate and/or divisional core operating income margin and corporate adjusted and/or divisional free cash flow. Additional detail on these metrics can be found below under “-Definitions for Annual Cash Incentive Metric.”

A significant portion of each NEO’s compensation package for fiscal year 2021 contains a mix of performance and time-based long-term equity incentives, which we believe gives the NEOs a considerable stake in delivering stockholder value over the long-term. The NEOs’ performance-based equity awards granted in fiscal year 2021 will vest, if at all, based on either cumulative core earnings per share (Non-GAAP) (“EPS”) over a multi-year performance period or on our total shareholder return relative to that of the companies other than Jabil in the S&P Supercomposite Technology Hardware and Equipment Index (“Relative TSR”) over a multi-year performance period. The Compensation Committee also awarded time-based RSUs with a three-year service-based vesting period to retain these key executives, provide compensation at levels that are competitive with the market, and create an additional immediate alignment with stockholder interests.

In addition, in January 2021, all NEOs other than Mr. Mondello received additional time-based RSUs with a two-year service-based vesting period and additional performance-based RSUs that will vest based on achievement of a 2021 core EPS target with delivery delayed until January 2023.

NEO Annual Cash Incentives

Definitions

The Compensation Committee approved the performance metrics described below.

•

Definitions for Annual Cash Incentive Metric. The Compensation Committee defined the metrics for the annual cash incentives, which were intended to be consistent with the Company’s publicly disclosed financial results, at the time compensation was set at the beginning of fiscal year 2021. The following definitions were used for the corporate metrics:

•

Corporate Core Operating Income (Non-GAAP) (“CANCOI”): means U.S. GAAP operating income less amortization of intangibles, stock-based compensation expense and related charges, restructuring, severance and related charges, distressed customer charges, acquisition and integration charges, loss on disposal of subsidiaries, settlement of receivables and related charges, impairment of notes receivable and related charges, goodwill impairment charges and business interruption and impairment charges, net plus other components of net periodic benefit cost.

•	Corporate Core Operating Income Margin: means CANCOI divided by net revenue.

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•

Corporate Adjusted Free Cash Flow: means net cash provided by (used in) operating activities less net capital expenditures (acquisition of property, plant and equipment less proceeds and advances from the sale of property, plant and equipment).

•

Each of Messrs. Borges (Regulated Industries), Loparco’s (EMS) and Wilson’s (Green Point) awards are also subject to metrics associated with their respective divisions, with the following definitions used when the Compensation Committee established each of their annual cash incentive performance metrics associated with the respective division:

•

Division Core Operating Income (“Division CANCOI”): means U.S. GAAP operating income for a division less amortization of intangibles, stock-based compensation expense and related charges, restructuring, severance and related charges, distressed customer charges, acquisition and integration charges, loss on disposal of subsidiaries, settlement of receivables and related charges, impairment of notes receivable and related charges, goodwill impairment charges and business interruption and impairment charges, net plus other components of net periodic benefit cost; all related to that division.

•	Division Core Operating Income Margin: means Division CANCOI divided by the division’s net revenue.

•	Division Free Cash Flow: means a division’s core EBITDA plus change in that division’s working capital less net capital expenditures.

Selection and Weighting of Performance Measures

Each year, the Compensation Committee selects the metrics to be used to measure NEO performance from those authorized in the Short-Term Incentive Plan as well as establishing the weighting of the metrics for each NEO’s short-term incentive award.

In order to reward an executive’s ability to drive CANCOI while also increasing margin, the pertinent CANCOI measure was applied in a matrix together with the applicable core operating income margin, with CANCOI on the Y axis and operating income margin on the X axis. The percentage of annual incentive earned increased as CANCOI and operating income margin increased.

The cash flow metric was introduced to reward executives for producing consistent, repeatable free cash flow results. In order to determine whether the target has been achieved, the Corporate Adjusted Free Cash Flow metric was measured against a target for each quarter (weighted at 10%), each six-month period (weighted at 20%) and for full year FY20 (weighted at 20%). The divisional Free Cash Flow metric is measured annually.

The weighting of these metrics for each NEO is indicated below. All our NEOs have corporate metrics, and Messrs. Borges, Loparco and Wilson also had single divisional metrics for fiscal year 2021, as Mr. Borges led our Healthcare division, Mr. Loparco led our Engineered Solutions division and Mr. Wilson led our Green Point division.

The short-term incentive goals were allocated as follows:

	CORPORATE METRICS		DIVISION METRICS
	CANCOI and Core Operating Income Margin Matrix	Corporate Adjusted Free Cash Flow	Divisional CANCOI and Division Core Operating Income Margin Matrix	Division Free Cash Flow
Mondello	50%	50%	—	—
Dastoor	50%	50%	—	—
Borges	25%	25%	25%	25%
Loparco	25%	25%	25%	25%
Wilson	25%	25%	25%	25%

Setting Performance Metrics

The Compensation Committee set the metrics and related performance levels for fiscal year 2021 early in the fiscal year. When setting target metrics for a given year, the Company considers prior year performance, prevailing macro-economic conditions, and assumed market demand and uses these as benchmarks to establish appropriate goals.

The following tables show the goals established by the Compensation Committee. Performance below the target results in diminishing payout and maximum payout is capped at 200%. To simplify the presentation, certain intermediate performance levels are not shown; however, payouts were determined by linear interpolation when financial performance occurred between data points in the performance/payout schedules. For the purposes of the CANCOI/Core Operating Margin matrices, payout was determined based on the performance on both measures.

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Corporate Goals – CANCOI and Core Operating Margin (numbers in millions)

Metric	Target	FY 2021 Actual	Payout
Corporate CANCOI	$1,050	$1,241
Corporate Core Operating Margin	4.0%	4.24%
Matrix Result			200%

Corporate Financial Performance Goals – Adjusted Free Cash Flow (numbers in millions)

	Weighting	Target	Actual	Weighted Payout
1st Quarter	10%	($250)	($176.6)	20%
2nd Quarter	10%	($194)	($131.9)	20%
1st Half	20%	($444)	($308.5)	40%
3rd Quarter	10%	$356	$388.0	20%
4th Quarter	10%	$688	$560.2	0%
2nd Half	20%	$1,044	$948.2	0%
Full Year	20%	$600	$639.8	30%
Total				130%

Summary of Divisional Payout Results

	Division
Metric	EMS	Green Point	Regulated Industries
Division CANCOI/Core Operating Margin Matrix Payout Result	200%	134%	200%
Division Free Cash Flow Payout Result	200%	157%	200%

Actual Cash Incentive Achievement

The actual achievement attained for the short-term incentives is set forth below.

	CORPORATE METRICS
	CANCOI/Operating Income Margin		Adjusted Free Cash Flow
PERFORMANCE LEVEL ATTAINED	CANCOI: $1,241 million Margin: 4.24%		$639.8 million
	% of Achievement	Weighting as % of Bonus Target	% of Achievement	Weighting as % of Bonus Target
Mondello	200%	50%	130%	50%
Dastoor	200%	50%	130%	50%
Borges	200%	25%	130%	25%
Loparco	200%	25%	130%	25%
Wilson	200%	25%	130%	25%

	DIVISION METRICS
	Division CANCOI/Operating Income Margin		Division Free Cash Flow
	% of Achievement	Weighting as % of Bonus Target	% of Achievement	Weighting as % of Bonus Target
Borges (Regulated Industries)	200%	25%	200%	25%
Loparco (EMS)	200%	25%	200%	25%
Wilson (Green Point)	134%	25%	157%	25%

The resulting short-term incentive plan payouts were as follows:

	FY 21 Bonus as a % of Target	FY 21 Actual Payout
Mondello	165%	$3,007,125
Dastoor	165%	$1,113,750
Borges	183%	$1,216,667
Loparco	183%	$1,231,875
Wilson	155%	$1,047,938

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NEO Long-Term Incentives

Actual Performance Results for Prior Long-Term Incentive Awards.

In fiscal year 2019, Jabil granted two kinds of long-term, performance-based incentive awards that had performance measurement periods ending on August 31, 2021, one subject to EPS performance goals and one subject to total shareholder return goals. The specific performance goals for these long-term awards were previously disclosed by Jabil in its proxy statement covering the fiscal year the grant was made. In FY2021, Jabil also granted additional performance-based RSUs that will vest based on achievement of a 2021 core EPS target with delivery delayed until January 2023.

The following summarizes the quantitative performance goals and the actual outcome for the PBRSUs:

Grant Date	Award Type	Metric	Performance Period	Threshold	Target	Max	Actual Performance	Vesting Result
FY2019	PBRSU	Core EPS	FY19-FY21	$8.50	$10.15	$11.15	$11.85	150%

FY2019	PBRSU	Total Shareholder Return	FY19-FY21	25th Percentile	50th Percentile	75th Percentile	93rd Percentile	200%(1)

FY2021	PBRSU	Core EPS	FY21	—	$4.60	—	$5.61	100%(2)

(1)

Prior to the vesting of the FY2019 Performance-Based RSUs, Mr. Mondello voluntarily rescinded the portion of his FY2019 Performance-Based RSUs that was scheduled to vest above target based on the Company’s Relative TSR performance. Accordingly, although Mr. Mondello was eligible to receive 212,860 shares based on the Company’s Relative TSR performance over the three-year performance period ended August 31, 2021, he requested that his payout be capped at the target payout level of 106,430 shares. As a result, Mr. Mondello received a payout of 100% of target for the performance period.

(2)	The shares arising from these grants will not be delivered to NEOs until January 2023.

Definitions for Long-Term Incentive Metrics Granted in Fiscal Year 2021.

The following definitions apply to the long-term, performance-based incentive compensation awards made during fiscal year 2021:

•

Cumulative core earnings per share (Non-GAAP) (“EPS”) is the sum of the Company’s adjusted core earnings per share (Non-GAAP) during the three-year performance period beginning September 1, 2020 and ending on August 31, 2023.

•

Adjusted core earnings per share (Non-GAAP) is the Company’s U.S. GAAP net income adjusted to exclude the following: (1) amortization of intangible assets, (2) stock-based compensation expense and related charges, (3) goodwill impairment charges, net of any tax related implications, (4) the cumulative effect of changes in GAAP and/or tax laws and regulations not previously contemplated in the Company’s EPS target and (5) any other unusual or nonrecurring gains or losses which are separately identified and quantified, including the acquisition and integration costs associated with Project Dayton and charges associated with the previously approved Board restructuring plans, divided by the weighted average number of outstanding shares determined in accordance with GAAP.

•

Relative Total Shareholder Return (“Relative TSR”) is the percentage rate of return from the beginning stock price (as defined below) to the closing stock price (as defined below) of Jabil’s common stock and the common stock of each relevant company in the S&P Supercomposite Technology Hardware and Equipment Index, as applicable, assuming reinvestment of all dividends and other distributions paid during the performance period. For purposes of the preceding sentence, the beginning stock price means the average stock price for the 90-day period ending 60 days after the first day of the performance period. The closing stock price means the average stock price for the 90-day period ending 30 days after the last day of the performance period.

FY21 Grants

For fiscal year 2021, the Compensation Committee granted the NEOs performance-based RSU awards and time-based RSU awards, with the potential to achieve the most value placed on the performance-based grant.

Each NEO received performance-based RSU awards that were based on the cumulative core EPS metric and performance-based RSU awards that were based on the Relative TSR metric, each described above. Each NEO received two-thirds of their total long-term compensation in performance-based RSU awards compared to time-based awards.

The Compensation Committee granted RSUs with accumulated dividend equivalents, which allow for a cash payment upon vesting of the same amount that would have been paid in dividends during the vesting period (without interest).

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Performance-Based Equity Awards. These awards are at-risk and variable. Each NEO received an award of RSUs with vesting based on the achievement of EPS during the three-year performance period starting in fiscal year 2021. In addition, each NEO received an award of RSUs with vesting based on the achievement of Relative TSR during the three-year performance period starting in fiscal year 2021. The Compensation Committee believes that measuring performance against a multi-year measurement of EPS aligns the NEOs’ compensation with stockholders’ interests over a longer-term horizon, which alignment with stockholders’ interests is further enhanced by granting an additional award measuring performance against a multi-year measurement based on Relative TSR.

The awards contain a threshold performance level that must be achieved in order for any performance based RSUs to vest. The achievement of the applicable performance goal (EPS or Relative TSR) at the end of the three-year period determines the corresponding number of RSUs that will vest. With respect to the EPS performance goal, the vesting is 20% at threshold performance, 100% at target performance and 150% at maximum performance. With respect to the Relative TSR performance goal, the vesting is 0% at threshold performance, 100% at target performance and 200% at maximum performance.

Performance results between a threshold level and target level or between a target level and maximum level are determined by means of interpolation. The three-year goals are established by the Compensation Committee based upon the Company’s long-term financial plan, reviews of analyst expectations and historical financial performance. Target levels are intended to be “stretch” goals, requiring significant growth in the Company’s EPS or Relative TSR over the three-year performance period in order to pay out at or above target.

For additional information relating to the terms and conditions of our performance-based awards, see the notes to the Grants of Plan-Based Awards in Fiscal Year 2021 table.

Time-Based Awards. The time-based awards made to the NEOs for fiscal year 2021 vest at the rate of 30% on the first anniversary of the date of grant, 30% on the second anniversary of the date of grant, and the remaining 40% on the third anniversary of the date of grant. The Compensation Committee believes that providing time-based awards supports our guiding principle of competitiveness and promotes retention. The Compensation Committee chose the graduated vesting schedule to further the goal of retention, as the greatest percentage of shares vests in the third year after the grant. Additionally, supporting our focus on performance-based compensation, time-based awards comprise a minority of the NEOs’ fiscal year 2021 long-term incentive award opportunity.

Special Awards. In addition, in January 2021, all NEOs other than Mr. Mondello received a special, one-time grant of additional time-based RSUs with a two-year service-based vesting period and additional performance-based RSUs that will vest based on achievement of a 2021 core EPS target with delivery delayed until January 2023.

Chief Executive Officer Compensation for Fiscal Year 2021

Chief Executive Officer target cash compensation did not change in fiscal year 2021. The Compensation Committee reviewed current market data as part of its regular annual review of CEO compensation, which includes both peer group and compensation survey data. This analysis showed that Mr. Mondello’s fiscal year 2021 salary was approximately 3% below the market median, target total cash compensation (salary plus target annual cash incentive) was approximately at the market median and target total direct compensation (target total cash compensation plus the target value of long-term incentives granted) was approximately 17% above the market median. Mr. Mondello does not receive any pension benefits, severance commitments, change in control excise tax gross-up commitments or perquisites. Additional items of CEO

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Jabil under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Jabil specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on its review and discussion, the Compensation Committee has recommended to the Board and the Board has approved, that this Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting of Stockholders and incorporated by reference in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2021.

Submitted by the Compensation Committee:

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compensation are generally those available to all salaried U.S. employees (such as 401(k) matching contributions).

Summary Compensation Table

The following table summarizes the compensation of our NEOs for fiscal year 2021, 2020 and 2019 except as indicated below. The NEOs are our Chief Executive Officer, our Chief Financial Officer, and each of our next three most highly compensated executive officers based upon their total compensation during fiscal year 2021.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark T. Mondello Chief Executive Officer & Chairman	2021 2020 2019	1,133,221 1,144,904 1,215,000	11,159,600 11,561,521 8,140,831	3,007,125 — 2,050,313	13,269 11,963 6,291	15,313,215 12,718,388 11,412,435
Michael Dastoor Chief Financial Officer	2021 2020 2019	630,817 588,942 625,000	3,432,226 2,129,183 1,520,621	1,113,750 — 703,125	14,190 11,200 11,401	5,190,983 2,729,325 2,860,147
Steven D. Borges Executive Vice President, CEO, Regulated Industries	2021 2020 2019	623,462 565,000 580,000	3,092,680 1,727,167 1,341,635	1,216,667 — 935,250	11,600 67,138 268,837	4,944,409 2,359,305 3,125,722
Michael Loparco Executive Vice President, CEO, EMS	2021 2020 2019	630,817 588,942 625,000	3,432,226 2,013,677 1,520,621	1,231,875 — 893,750	11,541 11,315 10,731	5,306,459 2,613,934 3,050,102
Kenneth S. Wilson Executive Vice President, CEO, Green Point	2021 2020 2019	630,817 591,827 600,000	3,092,680 1,727,167 1,341,635	1,047,938 — 670,500	525,910 592,812 383,262	5,297,345 2,911,806 2,995,397

(1)

The “Salary” column reflects the salaries for the fiscal year on an accrual basis, including any amount deferred under Jabil’s Executive Deferred Compensation Plan. See “Non-Qualified Deferred Compensation in Fiscal Year 2021.” Includes the impact of the voluntary 25% salary reduction from June 1-November 30, 2020 and the increase in salary effective January 1, 2021.

(2)

The “Stock Awards” column contains both performance-based and time-based RSU awards and assumes a target level of achievement for the performance-based awards. Amounts reflect the aggregate grant date fair value of the awards pursuant to ASC 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. The assumptions used for the valuations are set forth in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021. For the performance-based RSUs in this column, assuming that the highest level of performance conditions will be achieved (EPS at 150% maximum and Relative TSR at 200% maximum) the grant date fair value for each NEO would be as follows:

Name	Fiscal Year	Maximum Value ($)
Mondello	2021	12,826,180
Dastoor	2021	3,740,543
Borges	2021	3,384,332
Loparco	2021	3,740,543
Wilson	2021	3,384,332

See the “Grants of Plan-Based Awards in Fiscal Year 2021“ table and the “Compensation Discussion and Analysis” for information with respect to RSU awards made in fiscal year 2021 and the “Outstanding Equity Awards at 2021 Fiscal Year End” table with respect to RSU awards made prior to fiscal year 2021. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the NEOs.

(3)

Amounts shown under the “Non-Equity Incentive Plan Compensation” column represent annual incentive award amounts under our Short-Term Incentive Plan for services performed in each fiscal year including any amount deferred under Jabil’s Executive Deferred Compensation Plan. For additional information about our Short-Term Incentive Plan and these payouts see “Compensation Discussion and Analysis” and the “Grants of Plan-Based Awards in Fiscal Year 2021” table.

(4)

The amounts shown include the following Company contributions under Jabil’s 401(k) plan: $11,600 for Messrs. Borges and Wilson; $14,191 for Mr. Dastoor; $13,269 for Mr. Mondello and $10,969 for Mr. Loparco. The amount shown for Mr. Loparco also includes $572 for an executive physical. The amount shown for Mr. Wilson also includes $3,350 for tax preparation services and the following amounts, all related to his expatriot: $264,092 in tax gross-ups; a $55,130 cost-of-living adjustment; a $318,571 foreign tax credit; a $184,355 housing allowance; $63,707 in transporation costs; and $40,000 in home-leave expenses, all offset by the reversal of a $442,189 of tax equalization and hypo-tax withholding payment.

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Grants of Plan-Based Awards in Fiscal Year 2021

The following table provides information about cash and equity incentive compensation awarded to our NEOs in fiscal year 2021, including: (i) the grant date of awards; (ii) the range of possible cash payouts under our Short-Term Incentive Plan for fiscal year 2021 performance for achievement of pre-specified levels of performance; (iii) the range of shares that may be earned under our performance-based RSU awards for achievement of pre-specified levels of performance (over the performance period as described in the “Compensation Discussion and Analysis” section of this Proxy Statement); (iv) the number of time-based RSUs granted (which are included in the “All Other Stock Awards: Number of Shares of Stock or Units” column); (v) the number and exercise price of market-based RSUs granted; and (vi) the grant date fair value of performance-based RSUs and time-based RSUs computed under ASC 718.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Type(3)	Threshold (#)	Target (#)	Maximum (#)
Mondello	10/15/2020	212,477	1,699,817	3,399,633	—	—	—	—	—	—
	10/15/2020				EPS	18,400	92,000	138,000	—	3,333,160
	10/15/2020				TSR	1	92,000	184,000	—	4,493,280
	10/15/2020				TBRS	—	—	—	92,000	3,333,160
Dastoor	10/15/2020	78,852	630,817	1,261,634	—	—	—	—	—	—
	10/15/2020				EPS	3,404	17,020	25,530	—	616,635
	10/15/2020				TSR	1	17,020	34,040	—	831,257
	10/15/2020				TBRS	—	—	—	17,020	616,635
	1/21/2021				EPS	3,000	15,000	15,000	—	683,850
	1/21/2021				TBRS	—	—	—	15,000	683,850
Borges	10/15/2020	77,933	623,462	1,246,924	—	—	—	—	—	—
	10/15/2020				EPS	3,220	16,100	24,150	—	583,303
	10/15/2020				TSR	1	16,100	32,200	—	786,324
	10/15/2020				TBRS	—	—	—	16,100	583,303
	1/21/2021				EPS	2,500	12,500	12,500	—	569,875
	1/21/2021				TBRS	—	—	—	12,500	569,875
Loparco	10/15/2020	78,852	630,817	1,261,634	—	—	—	—	—	—
	10/15/2020				EPS	3,404	17,020	25,530	—	616,635
	10/15/2020				TSR	1	17,020	34,040	—	831,257
	10/15/2020				TBRS	—	—	—	17,020	616,635
	1/21/2021				EPS	3,000	15,000	15,000	—	683,850
	1/21/2021				TBRS	—	—	—	15,000	683,850
Wilson	10/15/2020	78,852	630,817	1,261,634	—	—	—	—	—	—
	10/15/2020				EPS	3,220	16,100	24,150	—	583,303
	10/15/2020				TSR	1	16,100	32,200	—	786,324
	10/15/2020				TBRS	—	—	—	16,100	583,303
	1/21/2021				EPS	2,500	12,500	12,500	—	569,875
	1/21/2021				TBRS	—	—	—	12,500	569,875

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts for the awards granted October 15, 2020.

(2)

The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned in respect of performance-based RSUs granted under our Equity Incentive Plan in fiscal year 2021. For additional information related to the performance period, performance measures and targets, see “Compensation Discussion and Analysis”. During the performance period, the NEOs will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of “Compensation Discussion and Analysis” for treatment of dividends under RSU awards. See “Potential Payments Upon Termination or a Change in Control” and “Other Compensation Policies and Considerations” under the “Compensation Discussion and Analysis” for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.

(3)

The type of award refers to awards’ vesting criteria and related terms. “EPS” refers to performance-based RSU awards based on cumulative core EPS (Non-GAAP) targets. “TSR” refers to performance-based RSU awards based on the Company’s total shareholder return relative to the total shareholder return of the companies in the S&P SupercompositeTechonology Hardware and Equipment Index. “TBRS” refers to time-based RSU awards, which vest based on continued service.

(4)

The “Grant Date Fair Value of Stock Awards” column shows the full grant date fair value of the performance- and time-based RSUs granted to the NEOs in fiscal year 2021. The grant date fair value of the awards is determined under ASC 718 and represents the amount we would expense in our financial statements over the vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual ASC 718 accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The fair value of each share underlying an EPS performance-based award for this purpose is equal to the closing price per share of a share of our common stock on the grant date and assumes target-level achievement. The fair value of each share underlying a Relative TSR performance-based award for this purpose is measured on the date of grant using a Monte Carlo valuation model, which utilizes multiple input variables to determine the probability of the Company achieving the specified market conditions, and assumes target-level achievement.

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Outstanding Equity Awards at 2021 Fiscal Year End

The following table provides information regarding outstanding unvested RSU awards held by each of our NEOs as of August 31, 2021. Each grant of unvested RSU awards is shown separately for each NEO.

		Stock Awards
Name	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights that Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)

Mondello
	10/18/2018	42,572	2,630,098	212,860	(5)	13,150,491
	11/7/2019	59,556	3,679,370	170,160		10,512,485
	10/15/2020	92,000	5,683,760	184,000		11,367,520
Dastoor
	10/18/2018	7,952	491,275	39,760		2,456,373
	11/7/2019	9,527	588,578	33,610		2,076,426
	10/15/2020	17,020	1,051,496	34,040		2,102,991
	1/21/2021	15,000	926,700	15,000		926,700

Borges
	10/18/2018	7,016	433,448	35,080		2,167,242
	11/7/2019	7,889	487,382	27,010		1,668,678
	10/15/2020	16,100	994,658	32,200		1,989,316
	1/21/2021	12,500	772,250	12,500		772,250
Loparco
	10/18/2018	7,952	491,275	39,760		2,456,373
	11/7/2019	8,932	551,819	31,910		1,971,400
	10/15/2020	17,020	1,051,496	34,040		2,102,991
	1/21/2021	15,000	926,700	15,000		926,700

Wilson
	10/18/2018	7,016	433,448	35,080		2,167,242
	11/7/2019	7,889	487,382	27,010		1,668,678
	10/15/2020	16,100	994,658	32,200		1,989,316
	1/21/2021	12,500	772,250	12,500		772.250

(1)

This column includes (i) time-based RSUs granted in October 2018, November 2019, and October 2020 that will cease being restricted at the rate of 30% on the first anniversary of the grant date, 30% on the second anniversary of the grant date, and 40% on the third anniversary of the grant date and (ii) time-based RSUs granted in January 2021 that will cease being restricted on the second anniversary of the grant date. The NEOs will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.

(2)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $61.78, the closing market price of Jabil common stock on August 31, 2021.

(3)

These amounts represent the number of shares of performance-based RSUs including the Relative TSR RSUs granted in fiscal years 2021, 2020 and 2019. The FY 2021 performance periods and threshold, target, and maximum levels of achievement for performance-based RSUs including the Relative TSR RSUs are described in the “Compensation Discussion and Analysis.” The number of shares and related values as of August 31, 2021 represent the award at target level of achievement. Actual results may cause our NEOs to earn more or fewer shares. During the performance period, the NEO will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.

(4)

The market value shown was determined by multiplying the number of shares of unearned performance based RSUs at the applicable level of performance described in footnote (3) by $61.78, the closing market price of Jabil common stock on August 31, 2021.

(5)

Prior to the vesting of the FY2019 Performance-Based RSUs in October 2021, Mr. Mondello voluntarily rescinded the portion of his FY2019 Performance-Based RSUs that was scheduled to vest above target based on the Company’s Relative TSR performance. See “Compensation Discussion and Analysis -Alignment of Pay and Performance” for more information.

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Option Exercises and Stock Vested in Fiscal Year 2021

Our NEOs acquired the following shares upon the vesting of stock awards during fiscal year 2021.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mondello	365,682	13,065,576
Dastoor	31,112	1,115,811
Borges	51,511	1,840,895
Loparco	63,387	2,264,886
Wilson	58,674	2,096,269

(1)

The value realized upon vesting is determined by multiplying the number of shares that vested by Jabil’s closing stock price per share on the day prior to the vesting date. The value realized was determined without considering any taxes that were owed upon vesting.

Non-Qualified Deferred Compensation in Fiscal Year 2021

In fiscal year 2021, we permitted NEOs to elect to defer a portion of salary and annual incentive awards under the Jabil Inc. Executive Deferred Compensation Plan. The following table shows cash compensation that was deferred by our NEOs, the aggregate earnings and aggregate withdrawals or distributions during fiscal year 2021, and the aggregate balance as of August 31, 2021. For additional information on this plan, see the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section.

Name	NEO Contributions in Fiscal Year 2021 ($)	Registrant Contributions in Fiscal Year 2021 ($)	Aggregate Earnings in Fiscal Year 2021 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of August 31, 2021 ($)
Mondello	—	—	—	—	—
Dastoor	156,202	—	19,352	—	920,758
Loparco	—	—	—	—	—
Wilson	—	—	—	—	—
Borges	—	—	—	—	—

Potential Payments Upon Termination or a Change in Control

Jabil’s NEOs do not have pre-existing employment or severance agreements. Accordingly, upon a termination with or without cause, or following a change in control or for any other reason, the only cash amounts the applicable NEO(s) receive are salary and bonus earned to the date of termination, unless Jabil decides at that time to voluntarily make some type of cash severance payment.

The Compensation Committee may, in its discretion, award a bonus to our NEOs for the year of retirement, pro-rated for service through the date of retirement. The only other scenarios in which our NEOs may receive additional amounts are in connection with accelerated or continued vesting of outstanding equity awards following a change in control, retirement, death or disability.

In the event of a change in control, awards outstanding under the Equity Incentive Plan will accelerate on the first anniversary of the change in control if the NEO has remained an employee, consultant or non-employee director or, if earlier, on the date the NEO is terminated without cause or resigns for good reason. With respect to the Equity Incentive Plan, the preceding discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. These provisions are more fully discussed in “Compensation Discussion and Analysis – Change in Control Arrangements” above.

In general, upon termination of employment, all unvested RSUs are forfeited unless (i) there is a change in control or (ii) in the case of RSUs, the NEO is retirement-eligible, dies or becomes disabled. Awards that contain retirement, death or disability provisions may vest in whole or in part as discussed in the “Compensation Discussion and Analysis – Other Compensation Policies and Considerations” above.

The following table sets forth the additional amounts that could have been payable or realizable by Jabil and realized by each NEO if termination of his employment were to have occurred as of August 31, 2021 for these scenarios. Amounts payable or realizable upon termination due to a change in control or death would be payable in a lump sum payment. The

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value upon continued vesting of equity awards (which would occur upon termination due to retirement and termination due to disability) would be realizable upon the respective vesting dates.

	Termination Due to Change in Control ($)	Termination Due to Retirement ($)	Termination Due to Death ($)	Termination Due to Disability ($)
Equity(1)	All unvested RSUs would be accelerated(2), resulting in these values:	Certain unvested performance-based RSUs and time-based RSUs would continue to vest, resulting in these values(3):	Certain unvested performance-based RSUs(4) and all time-based RSUs would vest immediately, resulting in these values:	All unvested time-based RSUs would vest immediately and certain unvested performance–based RSUs(5) would continue to vest, resulting in these values:
Mondello	73,296,595	56,886,592(6)	45,804,083	45,804,083
Dastoor	15,548,111	12,462,818	10,368,682	10,368,682
Borges	13,619,710	8,523,478	9,028,220	9,028,220
Loparco	15,327,556	9,797,443	10,261,905	10,261,905
Wilson	13,619,710	8,523,478	9,028,220	9,028,220

(1)

With the exception of awards granted in October 2018 that were unvested as of August 31, 2021 and awards granted in January 2021 that had not yet been delivered as of August 31, 2021, all numbers in the chart above represent achievement of the target amount that could be realized under an award at the market closing price on August 31, 2021. The performance period for awards granted in October 2018 and January 2021 that were unvested as of August 31, 2021 has concluded and the actual performance outcome was applied. The only equity grants that were unvested at August 31, 2021 are restricted stock unit grants.

(2)

In the event of termination without cause or resignation for good reason following a change in control, all unvested restricted stock units would vest immediately, with performance-based restricted stock units vesting at the maximum.

(3)

All named executive officers have retirement eligibility, resulting in extended vesting. Messrs. Borges, Loparco and Wilson have two years of retirement eligibility and would continue to vest in outstanding awards in accordance with the terms of such awards through August 31, 2023. All awards that remain unvested as of such date would be cancelled. Messrs. Mondello and Dastoor’s retirement eligibility would result in vesting of all outstanding awards.

(4)	Performance-based awards would vest immediately on a pro rata basis in accordance with the terms of the award.

(5)	Performance-based awards would continue to vest on a pro rata basis in accordance with the terms of the award.

(6)

The FY2019 Performance-Based RSUs vested above target as described above under “NEO Long-Term Incentives-Actual Performance Results for Prior Long-Term Incentive Awards”. Nevertheless, prior to the vesting of the FY2019 Performance-Based RSUs, Mr. Mondello voluntarily rescinded the portion of his FY2019 Performance-Based RSUs that was scheduled to vest above target based on the Company’s Relative TSR performance.

CEO Pay Ratio

In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Item 402(u) of Regulation S-K (“Item 402(u)”), we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median associate. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and is based on our payroll and employment records and the methodology described below. In calculating the pay ratio, SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported pay ratio may not be comparable to that reported by other companies due to differences in industries, scope of international operations, business models and scale, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their respective pay ratios.

Considered Population

As of August 31, 2021, we employed approximately 145,685 associates worldwide that meet the definition of employee under Item 402(u), other than our CEO. As permitted by SEC rules, in order to determine our median associate, we excluded approximately 5% of our total associate population or approximately 7,226 associates outside of the U.S. from the following countries: Vietnam (6,908), Indonesia (236) and Russian Federation (82). Therefore, an aggregate associate population of approximately 138,460 was considered (the “considered population”) in determining our median associate.

Identifying our Median Associate

In determining our median associate, we used fiscal year 2021 target total compensation (base salary plus target cash bonus and equity). Adjustments were made to annualize the salaries of all newly hired full-time associates in the considered population who did not work for the entire fiscal year 2021. For associates located outside the U.S., compensation was converted to U.S. dollars using the spot exchange rate as of the last business day of the fiscal year (August 31, 2021). The annual total compensation for our median associate in fiscal 2021 was $8,420.

The fiscal 2021 annual total compensation of our CEO was $15,313,215, as set forth in the Summary Compensation Table. The ratio of our CEO’s annual total compensation to our median associates’ annual total compensation was 1,818:1.

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To set some context for the above CEO pay ratio, as a large global manufacturing company, the nature of our operations relies significantly on employees outside the United States. Of the 138,460 associates included in our analysis, more than 93 % are located outside the United States. The compensation elements and pay levels of our employees differ from country to country based on market trends as well as fluctuations in currency exchange rates. We annually conduct competitive market pay analysis in all of the countries we operate in to ensure we are competitive with local market practices.

Equity Compensation Plan Information

The following table provides a summary of our compensation plans under which equity securities of Jabil were authorized for issuance as of August 31, 2021:

PLAN CATEGORY			Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)
Equity Compensation Plans Approved by Security Holders:
2021 Equity Incentive Plan	—	—	10,981,300
2011 Employee Stock Purchase Plan	—	—	12,001,770

Restricted Stock Unit Awards	5,909,131 (3)	—	—
TOTAL	5,909,131		22,983,070
Equity Compensation Plans Not Approved by Security Holders:
	—	—	—

(1)	The weighted-average exercise price does not take into account the shares issuable upon vesting of RSUs, which are not options, warrants or rights and have no exercise price.

(2)	All of the shares available for future issuance under the 2021 Equity Incentive Plan may be issued in connection with options, rights, restricted stock or other stock-based awards.

(3)

Amount reflects the number of shares issuable upon vesting of RSUs granted under the Equity Incentive Plan, which represents the maximum number of shares that can vest based on the achievement of certain performance criteria.

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PROPOSAL NO. 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal gives our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, in accordance with Section 14A of the Exchange Act, the compensation of our NEOs, as disclosed in this Proxy Statement. At the most recent Annual Meeting of Stockholders held in January 2021, more than 95% of the votes cast on the say-on-pay proposal were cast “For” the approval of the compensation of our NEOs. Stockholders vote annually on the compensation of our NEOs.

Stockholders are urged to read the “Compensation Discussion and Analysis” section, the compensation tables and the accompanying narrative disclosure set forth in this Proxy Statement. As described in detail in the “Compensation Discussion and Analysis” section, we believe our compensation programs are predominantly performance-based, and are designed to attract, retain and motivate our NEOs, who are critical to our success, and to align their interests with those of our stockholders. The compensation program for our NEOs is composed of the following features, among others:

•

Our Compensation Committee is composed solely of independent directors. The Compensation Committee has established a process for determining compensation for our NEOs, which includes advice from an independent compensation consultant and a review of compensation practices at peer group companies.

•

Our Compensation Committee engages in a robust and comprehensive annual review of the Company’s performance metrics and goals to ensure that they properly motivate and incent our NEOs to implement our long-term strategy and position Jabil for increased profitability and greater financial strength.

•	Our Compensation Committee receives advice from its independent compensation consultant, Steven Hall & Partners, which performs no other services for Jabil.

•

A majority of the compensation payable to our NEOs is performance-based, including our annual cash incentive program and our performance-based restricted stock unit awards, which vest over multi-year performance periods, if at all. Over 50% of our NEOs’ target compensation is linked to Jabil’s business and stock price performance.

•	Our compensation philosophy is to pay for performance and our goals are set at challenging levels.

•	We have stock ownership requirements for our NEOs.

•	We have adopted a clawback policy which allows us to recoup certain performance-based incentive compensation paid to our executive officers in the event we report certain inaccurate financial results.

•	We employ our NEOs “at will” without guaranteed or pre-existing employment, severance or change in control agreements.

•	Our NEOs participate in the same benefit plans as our salaried employees, with little or no special executive perquisites.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Jabil’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

This vote is advisory, and therefore not binding on Jabil, the Compensation Committee or the Board of Directors. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

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ABOUT THE MEETING

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by:

•	delivering to Jabil’s Corporate Secretary a written notice of revocation or a duly executed proxy with a later date,
•	voting via the Internet or telephone at a later date, or
•	attending the virtual Annual Meeting and voting online.

Solicitation Fees and Expenses

We are making this solicitation and will bear its costs. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone. While we have not chosen at this time to engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation, should we do so, we will bear all costs of such solicitation of proxies. We anticipate that if we retain the services of a proxy solicitor, we would pay that firm customary fees for those services, which we believe would not be significant.

Quorum; Voting Standards; Abstentions; Broker Non-Votes

A majority of the shares of Jabil common stock outstanding on the Record Date must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. Shares on which an abstention, a withheld vote or a broker non-vote has occurred will be counted as present for purposes of determining the presence of a quorum.

Each stockholder of record is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

A “broker non-vote” occurs when a broker or other nominee entity does not vote on a particular proposal because it does not have authority under the NYSE rules to vote on that particular proposal without receiving voting instructions from the beneficial owner. Broker non-votes are not considered shares entitled to vote on any matter.

No dissenters’ or appraisal rights are available with respect to the proposals presently being submitted to the stockholders for consideration at the Annual Meeting.

Proposal 1

Our Bylaws provide that the election of our directors in uncontested elections is based on a majority voting standard. In contested director elections, a plurality voting standard will apply. In Proposal 1, we have nominated nine directors for election at the Annual Meeting and, because we did not receive advance notice under our Bylaws of any stockholder nominees for directors, the election of directors is an uncontested election.

To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld but exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors.

If an incumbent director does not receive more than 50% of the votes actually cast, then the incumbent director will promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board will act on the recommendation within 90 days following the recommendation. For additional information regarding the majority voting standard, see “Majority Voting for Directors.”

Proposals 2 and 3

Proposals 2 and 3 are approved by an affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on each Proposal. Abstentions and broker non-votes will have no effect on the approval of Proposals 2 and 3.

Meeting Access and Additional Information

You are entitled to attend the virtual Annual Meeting only if you were a stockholder of record as of November 30, 2021 (the “Record Date”), or you hold a valid proxy for the Annual Meeting. You may attend the Virtual Annual Meeting, vote, and

Jabil Inc.  |  Fiscal Year 2021 Proxy Statement  |  46

submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/JBL2022 and using your 16-digit control number to enter the meeting provided on the Notice of Internet Availability of Proxy Materials or your proxy card (if applicable). Please follow the directions, that are posted on the platform during the virtual meeting for technical support if needed.

Voting via the Internet or Telephone

For Shares Directly Registered in the Name of the Stockholder

If your shares are registered directly in your name with Computershare Trust Company, N.A. (“Computershare”), Jabil’s transfer agent, you may vote as set forth on the Notice, or, if you received paper copies in the mail of the proxy materials, by mailing in the proxy or via the Internet or telephone as described in the proxy card.

Specific instructions to be followed by any registered stockholder interested in voting via the Internet or telephone are set forth on the Notice or the proxy card. Votes submitted via the Internet or telephone by a registered stockholder must be received by 11:59 p.m. (ET) on January 19, 2022.

For Shares Registered in the Name of a Brokerage or Bank

If your shares are held in an account at a brokerage firm, bank or other organization, then you are the beneficial owner of shares held in “street name” and you will receive instructions on how to vote from the holder of record. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (ET) on January 19, 2022.

Notice and Access

We are delivering proxy materials to many stockholders via the Internet under the Notice and Access rules of the SEC. If you receive the Notice and prefer to receive a paper or e-mail copy of the proxy materials, follow the instructions in the Notice for making this request and the proxy materials will be sent promptly to you via the preferred method.

You may elect to receive future notices of meetings and proxy materials electronically via the Internet, if then made available by Jabil. If you have previously consented to Jabil’s Internet delivery program, your consent will remain in effect until you cancel your enrollment, which you are free to do at any time. If you have not yet enrolled in Jabil’s Internet delivery program, we strongly encourage you to do so as it is a cost-effective way for Jabil to send you the proxy materials. Instructions to participate in the Internet delivery program are set forth on the Notice and proxy card. When next year’s proxy materials are available, you may be sent an e-mail telling you how to access them electronically. Please note that, while we are using the rules enacted by the SEC regarding the electronic distribution of proxy materials on websites, as opposed to being mailed, we may decide to change our procedures for the distribution of our proxy materials next year.

If you elect to access these materials via the Internet, you may still request paper copies by contacting your brokerage firm, bank or Jabil.

Voting Results

Votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Deadline for Receipt of Stockholder Proposals for Jabil’s Next Annual Meeting in January 2022

Proposals of stockholders of Jabil that are intended to be presented by such stockholders at Jabil’s Annual Meeting of Stockholders in 2023 must be submitted and comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act and must be received by Jabil no later than August 11, 2022 in order to be considered for possible inclusion in the Proxy Statement and form of proxy relating to that meeting. Our Bylaws provide that, for any stockholder proposal or director nomination to be properly presented at the Annual Meeting of Stockholders in 2023, whether or not also submitted for inclusion in our Proxy Statement, our Corporate Secretary must receive notice of the matter not less than 120 days prior to the first anniversary of the date of this Proxy Statement, which will be August 12, 2022. The proxy solicited by the Board of Directors for the Annual Meeting of Stockholders in 2022 will confer discretionary authority to vote on any stockholder proposal or director nomination presented at that meeting, unless Jabil is provided with written notice of such proposal by August 11, 2022. Any stockholder proposals or director nominations must be mailed to our corporate headquarters located at 10800 Roosevelt Boulevard North, St. Petersburg, Florida 33716, Attention: Corporate Secretary. Each notice of director nomination must be accompanied by the information required for director nominations as set forth under the “Selection of Nominees for the Board of Directors” section.

Jabil Inc.  |  Fiscal Year 2021 Proxy Statement  |  47

A nomination or proposal that does not supply adequate information about the nominee or proposal, and the stockholder making the nomination or proposal, or that does not otherwise comply with our Bylaws (which are available to stockholders on the Investors — Governance section of Jabil’s website (www.jabil.com)), will be disregarded.

Eliminating Duplicate Mailings

We have adopted a procedure called “householding” under which we may deliver a single copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and the Annual Report to multiple shareholders who share the same address, unless we have received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of our annual meetings and printing and mailing costs. Shareholders who participate in householding will continue to be able to vote separately. If you wish to receive a separate copy of the Proxy Statement and Annual Report or if you wish to receive separate copies of future annual reports and proxy statements, then you may contact our Investor Relations Department by (i) mail at Jabil Inc., Attention: Investor Relations, 10800 Roosevelt Boulevard North, St. Petersburg, Florida 33716, (ii) telephone at (727) 577-9749, or (iii) email at investor_relations@Jabil.com.

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the bank, broker, or other organization that holds your shares to request information about eliminating duplicate mailings.

Other Procedural Matters

Jabil knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as Jabil may recommend. Jabil’s Annual Report on Form 10-K, as filed by Jabil with the SEC (excluding exhibits), is a portion of the Annual Report that is being made available, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS

St. Petersburg, Florida

December 10, 2021

Jabil Inc.  |  Fiscal Year 2021 Proxy Statement  |  48

JABIL INC.

10800 ROOSEVELT BOULEVARD NORTH

ST. PETERSBURG, FLORIDA 33716

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/JBL2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D63022-P63720	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JABIL INC.

The Board of Directors recommends a vote FOR all nine (9) director nominees listed and FOR Proposals 2 and 3.

1.	Elect nine directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.

Nominees:	For	Withhold

1a. Anousheh Ansari	☐	☐

1b. Martha F. Brooks	☐	☐

1c. Christopher S. Holland	☐	☐

1d. Mark T. Mondello	☐	☐

1e. John C. Plant	☐	☐

1f. Steven A. Raymund	☐	☐

1g. Thomas A. Sansone	☐	☐

1h. David M. Stout	☐	☐

1i. Kathleen A. Walters	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

		For	Against	Abstain

2.	Ratify the appointment of Ernst & Young LLP as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2022.	☐	☐	☐

3.	Approve (on an advisory basis) Jabil’s executive compensation.	☐	☐	☐

Stockholders also will consider any other matters that may properly come before the Annual Meeting.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D63023-P63720

JABIL INC. Annual Meeting of Stockholders January 20, 2022 10:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints ROBERT L. KATZ and SUSAN WAGNER-FLEMING, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of Jabil Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Jabil Inc., to be held virtually at www.virtualshareholdermeeting.com/JBL2022, on Thursday, January 20, 2022, at 10:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting and any adjournment thereof.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED (1) FOR ALL LISTED NOMINEES FOR DIRECTOR, (2) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS JABIL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2022 AND (3) FOR THE APPROVAL (ON AN ADVISORY BASIS) OF JABIL’S EXECUTIVE COMPENSATION.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY INTERNET OR BY TELEPHONE.

Continued and to be signed on reverse side